[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Exhibit 10.3

LICENSE AND DISTRIBUTION AGREEMENT

This LICENSE AND DISTRIBUTION AGREEMENT (the “Agreement”) is entered into as of this 2nd of July, 2019 (the “Effective Date”) by and between Biotronik SE & Co. KG, a corporation incorporated under the laws of Germany having its principal place of business at Woermannkehre 1, 12359 Berlin, Germany (“Biotronik”), VascoMed GmbH, a corporation incorporated under the laws of Germany having its principal place of business at Hertzallee 1, 79589 Binzen, Germany (“VascoMed”) (collectively, Biotronik and VascoMed shall be referred to hereinafter as the “BIO Parties”), and Acutus Medical, Inc., a Delaware corporation having its principal place of business at 2210 Faraday Ave, Ste 100, Carlsbad, California, U.S.A. 92008 (“Acutus”). The BIO Parties, on the one hand, and Acutus, on the other hand, are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, Biotronik and VascoMed individually or collectively own or otherwise control certain BIO Product Technology and have experience and expertise in the development of a certain FS Product Line and External Products, which External Products are necessary or useful for use of the FS Product Line, in each case utilizing the BIO Product Technology;

WHEREAS, Acutus has expertise in the development, manufacture and commercialization of medical device solutions, including an intracardiac mapping system for patients with complex atrial arrhythmias; and

WHEREAS, Acutus desires to secure rights to develop, manufacture, use, and commercialize the FS Product Line, and distribute and commercialize the External Products, with certain manufacturing and other rights retained by the BIO Parties, and the BIO Parties desire to grant such rights to Acutus, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this ARTICLE 1.

1.1    “Accounting Standards” means, with respect to each Party, its then current accounting standards, as generally and consistently applied throughout the applicable Party’s organization.

1.2    “Acutus Liability Undertaking” means Acutus Damages and BIO Party Damages, in each case that arise from (a) any Development, Manufacture or Commercialization of units of the FS Product Line or External Products where Acutus or its Affiliates are the manufacturer of record for such units, except where the root cause of such Acutus Party Damages or BIO Party Damages is the Commercialization of units of the FS Product Line or External Products by or on behalf of the BIO Parties (“BIO Parties’ Commercialization Liability”), or (b) the Acutus Party Commercialization Liability.

1.3    “Acutus Trademarks” means the trademarks, tradenames, and logos owned by Acutus and to be used for the distribution and commercialization of the FS Product Line as further defined in the Manufacture and Supply Agreement.

1.4    “Affiliate” means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person at the relevant times. For the purpose of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. In the case of entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and in such case such lower percentage shall be substituted in the preceding sentence; provided, that in such case, such foreign investor has the power to direct the management and policies of such entity.

1.5    “Ancillary Product Components” means, with respect to the FS Catheter, FS Electronic Products, and External Products, collectively, the cables, connectors, adapters, and other accessory components that are reasonably necessary or reasonably useful for such products, in their respective current version or most current replacement versions, so long as such replacement version provides all of the functionality and compatibility of the preceding version that is reasonably necessary or reasonably useful for interconnection and use compatibility with the FS Catheter, FS Electronic Products, and External Products, including such accessory components that are readily available industry standard accessory components (e.g. HDMI cables) as well as such accessory components for which their respective specifications are proprietary to the BIO Parties. A description of all such Ancillary Product Components existing as of the Effective Date for the foregoing purpose and in the BIO Parties’ possession as of the Effective Date are described in EXHIBIT 1.5.

1.6    “Applicable Law” means all laws, statutes, rules, regulations, guidelines, orders, judgments and/or ordinances of any Governmental Authority applicable to a Party (and/or its Affiliates, subcontractors, or sublicensees), this Agreement and the Manufacture and Supply Agreement, and activities contemplated hereunder, in each case of the foregoing that may be in effect from time to time.

1.7    “Approval Holder” means, for an FS Catheter, FS Electronic Product, or External Product in a country of the Territory, the Party that holds the Marketing Authorization Approval for such product in that country.

1.8    “BIO Parties Liability Undertaking” means Acutus Damages and BIO Party Damages, in each case that arise from (a) any Development, Manufacture or Commercialization of units of the FS Product Line or External Products where BIO Parties or their Affiliates are the manufacturer of record for such units, except where the root cause of such Acutus Party Damages or BIO Party Damages is the Commercialization of units of the FS Product Line or External Products by or on behalf of Acutus (“Acutus Party Commercialization Liability”), or (2) the BIO Parties’ Commercialization Liability.

1.9    “BIO External Product Know-How” means any Know-How Controlled by the BIO Parties or any of their Affiliates as of the Effective Date or that becomes Controlled by the

BIO Parties or any of their Affiliates after the Effective Date during the Term, in each case solely to the extent reasonably necessary for Acutus to exercise the rights to the External Products granted to Acutus under Section 2.1(e).

1.10    “BIO External Product Patents” means any Patent Rights Controlled by the BIO Parties or any of their Affiliates as of the Effective Date or that become Controlled by the BIO Parties or any of their Affiliates after the Effective Date during the Term, in each case solely to the extent that they have claims that Cover the External Products and solely to the extent reasonably necessary for Acutus to exercise of the rights to the External Products granted to Acutus under Section 2.1(e).

1.11    “BIO External Product Technology” means, collectively, the BIO External Products Know-How and BIO External Product Patents.

1.12    “BIO External Product Interface Know-How” means any Know-How Controlled by the BIO Parties or any of their Affiliates as of the Effective Date or that becomes Controlled by the BIO Parties or any of their Affiliates after the Effective Date during the Term, in each case solely to the extent reasonably necessary or reasonably useful to establish and maintain interconnection or use compatibility between the FS Product Line and External Products in the Field or conduct the Clinical Trial hereunder involving the FS Product Line in combination with the External Products in the Field.

1.13    “BIO External Product Interface Patents” means any Patent Rights Controlled by the BIO Parties or any of their Affiliates as of the Effective Date or that becomes Controlled by the BIO Parties or any of their Affiliates after the Effective Date during the Term, in each case that have claims that Cover the interconnection or use compatibility between the FS Product Line and External Products in the Field or to conduct the Clinical Trial hereunder involving the FS Product Line in combination with the External Products in the Field, in each case solely to the extent as such products exist as of the Effective Date.

1.14    “BIO External Product Interface Technology” means, collectively, the BIO External Product Interface Know-How and BIO External Product Interface Patents.

1.15    “BIO FS Product Know-How” means any Know-How Controlled by the BIO Parties or any of their Affiliates as of the Effective Date or that becomes Controlled by the BIO Parties or any of their Affiliates from and after the Effective Date through 31 December 2019, in each case solely to the extent reasonably necessary or reasonably useful for the Development, use, or Commercialization of the FS Product Line as permitted under this Agreement, excluding any BIO External Product Interface Know-How. The BIO FS Product Know-How existing as of the Effective Date is set forth in EXHIBIT 4.3(b).

1.16    “BIO FS Product Patents” means (i) the Patent Rights Controlled by the BIO Parties or any of its Affiliates as of the Effective Date solely as identified in EXHIBIT 1.16 and all Patent Rights claiming priority to or sharing priority with such Patent Rights or (ii) only if a First Product is developed and receives Marketing Authorization Approval in the US within four (4) years following the Effective Date, the Patent Rights that become Controlled by the BIO Parties or any of their Affiliates after the Effective Date, in each case under clause (ii) solely to the extent having claims Covering the FS Product Line as such products exist as of the Effective Date or such modifications to such products necessary to obtain such first Marketing Authorization Approval in the US of such First Products.

1.17    “BIO FS Product Technology” means, collectively, the BIO FS Product Patents and the BIO FS Product Know-How.

1.18    “BIO Product Technology” means, collectively, the BIO External Product Interface Technology and the BIO FS Product Technology.

1.19    “BIO Parties Trademarks” means the trademarks, tradenames and logos owned by the BIO Parties and used for the distribution and commercialization of the External Products by both Parties and of the FS Product Line by the BIO Parties, as further defined in the Manufacture and Supply Agreement.

1.20    “Business Day” means a day other than (a) a Saturday or a Sunday; (b) a bank or other public holiday in San Diego, California, U.S.A.; and (c) a bank or other public holiday in Berlin, Germany or Binzen, Germany. Any measurement of a number of Business Days or days, as applicable, shall be determined with respect to Pacific Standard Time or Pacific Daylight Time, as applicable.

1.21    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.22    “Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31.

1.23    “CE Mark” means a marking obtained and maintained for a product that identifies conformity with medical device conformity requirements for use, sale, and importation in the EU.

1.24    “Change of Control” means, with respect to a Party, any of the following events:

(a)    any Competitive Company or group of Third Parties that include as one or more of their parties any Competitive Company, acting in concert becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the capital stock then outstanding of such Party normally entitled to vote in elections of directors;

(b)    any Third Party other than a Competitive Company (or group of Third Parties acting in concert not including as one or more of their parties any Competitive Company) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the capital stock then outstanding of such Party normally entitled to vote in elections of directors;

(c)    such Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction or series of related transactions following which more than fifty percent (50%) of the total voting power of the capital stock outstanding of the surviving entity, or its ultimate parent entity, normally entitled to vote in elections of directors is not held by Persons who held the outstanding shares of such Party immediately preceding such consolidation or merger; or

(d)    such Party conveys, transfers, leases or assigns all or substantially all of (i) its rights under this Agreement, or (ii) its assets related to this Agreement to any Third Party, whether resulting from merger, acquisition, consolidation, or otherwise.

For purposes of this definition of “Change of Control” only, references to (A) “beneficial ownership” (and other correlative terms) means beneficial ownership as defined in Rule 13d-3 under the Exchange Act, and (B) “group” means group as defined in the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof. The Third Party or other corporation or entity which effects a Change of Control with respect to a Party shall be referred to as the “Acquiring Party”. Notwithstanding the foregoing, in no event shall a sale of capital stock for the purpose of financing Acutus, Biotronik, and/or VascoMed, including to underwriters of a public offering of the capital stock of Acutus, Biotronik, and/or VascoMed, constitute a Change of Control.

1.25    “Clinical Trial” means a human clinical study conducted on human subjects that is designed to (a) establish that a medical device is reasonably safe for continued testing; (b) investigate the safety and efficacy of the medical device for its intended use, and to define warnings, precautions, and adverse reactions that may be associated with the medical device in the manner to be prescribed; or (c) support Marketing Authorization Approval or label expansion of such medical device.

1.26    “Clinical Trial Data” means all data, information, and documentation (each in draft or complete form) generated by conducting and/or analyzing a Clinical Trial (whether or not completed) hereunder, in whatever form, whether stored as hard copy or in electronic form, including raw data to the extent legally permissible, study data, all study reports, case reports, filings, monitor reports, notices, books, records, informed consent forms, other files (or parts thereof), or any information related thereto.

1.27    “Commercialization” means any and all processes and activities directed to market, promote, detail, Distribute, import, export, offer to sell, and/or sell the FS Product Line, the External Products and/or conduct other commercialization activities (including activities in preparation for the commercial launch of such product, or in retaining pricing, reimbursement, and market access). “Commercialize” has a correlative meaning.

1.28    “Commercially Reasonable Efforts” means, with respect to any objective, those reasonable, diligent, and good faith efforts to accomplish such objective as a Party would customarily use to accomplish a similar objective under similar circumstances, which are no less than those efforts used by such Party in its Development, Manufacture, or Commercialization projects as the case may be with such Party’s own products and technologies having comparable commercial potential, stage of development, medical/scientific, technical, regulatory profile, and intellectual property protection, and further taking into account all Commercially Relevant Factors at the time such efforts are to be expended. To the extent that a Party’s performance of its obligations hereunder is adversely affected by the other Party’s failure to perform its obligations under this Agreement or the Manufacture and Supply Agreement referenced in Section 7.1 then the impact of such performance failure by the other Party will be taken into account in determining whether that Party has used its Commercially Reasonable Efforts to perform any such affected obligations, but only to the extent such other Party’s performance failure is the cause of that Party’s failure to meet such obligations.

1.29    “Commercially Relevant Factors” means, with respect to a product, all relevant factors that may affect the Development, Manufacturing, or Commercialization of such product, including (as applicable): (a) safety, efficacy, quality or stability; (b) product profile (including product modality, category, and mechanism of action); (c) stage of Development or life cycle status; (d) Development, Marketing Authorization Approval, Manufacturing, and Commercialization costs and risk; (e) feasibility of manufacture; (f) the likelihood of obtaining

Marketing Authorization Approvals and the timing thereof; (g) the current guidance and requirements for Marketing Authorization Approval and the current and projected regulatory status; (h) labeling or anticipated labeling; (i) the then-current competitive environment and the likely competitive environment at the time of projected market entry; (j) past performance; (k) present and future market potential; (1) existing or projected pricing, sales, reimbursement, and profitability; (m) pricing or reimbursement changes in relevant countries; (n) proprietary position, strength, and duration of patent protection and anticipated exclusivity; and (o) other scientific, technical, regulatory, and commercial factors that the decision-making Party reasonably believes in good faith to be relevant to such product.

1.30    “Competing Product” means a single point irrigated radiofrequency (RF) or direct current ablation catheter with contact force sensing of cardiac arrhythmias for use in patients for the Field.

1.31    “Competitive Company” means the following entities and their respective Affiliates: [***]

1.32    “Confidential Information” means, with respect to a Disclosing Party or any of its Affiliates, all Know-How and other proprietary or confidential information and data of a financial, commercial, or technical nature that such Disclosing Party or any of its Affiliates has supplied or otherwise made available to the Recipient Party or its Affiliates, whether made available orally, in writing, or in electronic form, that is reasonably understood to be proprietary or confidential due to the circumstances of disclosure or the nature of the information or data itself.

1.33    “Control” or “Controlled” means, with respect to any Intellectual Property Rights or products, the legal authority or right (whether by ownership, license, or otherwise other than pursuant to this Agreement) of a Party or any of its Affiliates (or, as described below, a Future Acquirer) to grant a license or a sublicense of or under such Intellectual Property Rights or products, without requiring the consent of a Third Party or breaching the terms of any agreement with a Third Party or giving rise to a financial obligation to a Third Party or misappropriating the proprietary or trade secret information of a Third Party. Notwithstanding the foregoing, Intellectual Property Rights or products to which a Future Acquirer of a Party has rights or owns shall not be treated as “Controlled” by a Party or its Affiliates or developed by a Party for purposes of this Agreement to the extent, but only to the extent, that such Future Acquirer of such Party or its Affiliates (a) have such rights to or own such Intellectual Property Rights or products, as applicable, immediately prior to the time such Future Acquirer qualifies as such, other than pursuant to a license or other grant of rights by such Party, or (b) gain such rights to or ownership of such Intellectual Property Rights or products, as applicable, (i) subsequent to the time that such Future Acquirer qualifies as such but was not Controlled by or developed by such Party or its Affiliates at any time prior to the time such Future Acquirer qualifies as such, and (ii) independently of such other Party or its Affiliates and their respective Intellectual Property and products.

1.34    “Cover,” “Covering,” or “Covered” means, with respect to a given product in a given country in the Territory, that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale, exportation, or importation of such product in such country would infringe such Valid Claim (or, in the case of a claim that has not yet issued, would infringe such claim if it were to issue without modification).

1.35    “Customer” means, with respect to a product, any distributor, hospital, physician, surgeon, or other end user that purchases the product for end-use.

1.36    “Design History File” means the documentation relating to the Development and pathway to Marketing Authorization Approval for a product, including the following: (a) specifications; (b) requirements specifications; (c) risk management documentation; (d) clinical evaluation; (e) assessment of applied standards; (f) verification and validation documentation; and (g) regulatory (including FDA and Notified Body) certification documentation.

1.37    “Develop” means to discover, research, and otherwise develop a design, prototype, parts and assemblies, specifications, and processes for making a product, including conducting non-clinical and clinical research and development activities. For clarity, Develop shall not include sales and marketing studies, including such studies conducted in relation to Clinical Trials. “Development” has a correlative meaning.

1.38    “Development Data” means all data and results generated during Development activities undertaken hereunder, including all Design History Files and Clinical Trial Data arising hereunder.

1.39    “Distribute” means to book, process, invoice, and collect sales for a product in the Territory and provide for the delivery of such product to the Customer consistent with the terms for such booked and invoiced sales, and further including the first-line handling of Customer returns and recalls with respect to the product in the Territory. “Distribution” has a correlative meaning.

1.40    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.41    “Executive Officer” means, in case of Biotronik, the CEO or his or her designee, in the case of VascoMed, the CEO or his or her designee, and in the case of Acutus, the CEO or his or her designee.

1.42    “External Products” means (a) the Qubic Stim stimulator; (b) the Qiona irrigation pump (supplied by a Third Party, Moller Medical); (c) the Qubic RF generator; and (d) the proprietary (not the industry standard) Ancillary Products Components, in their respective current version and ordinary course upgrades and improvements thereto. A description of each of the foregoing within (a), (b) and (c), existing as of the Effective Date, is set forth in EXHIBIT 1.42, and within (d), existing as of the Effective Date, is set forth in EXHIBIT 1.5.

1.43    “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

1.44    “FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

1.45    “Field” means radiofrequency (RF) or direct current ablation with optically based contact force sensing for cardiac applications.

1.46    “First Commercial Sale” means the first sale after making available on the market to a Third Party of a product in a certain country after all Marketing Authorization Approvals reasonably required for sale of and reimbursement for (if available) the product have been obtained in such country.

1.47    “FS Catheter” means (a) VascoMed’s force sensing ablation catheters, including the AlCath Force catheter as described in EXHIBIT 1.47, and (b) any force sensing ablation catheter developed by a Party or any of its or their Affiliates after the Effective Date during the Term that is Covered by (i) any Patent Rights Controlled by the BIO Parties or any of its Affiliates as of the Effective Date solely as identified in EXHIBIT 1.16, or (ii) any other Patent Right Controlled by a Party or any of its or their Affiliates during the Term that claims priority to or shares priority with any such Patent Right referenced in the foregoing subsection (i) (irrespective of any expiration of any such Patent Right).

1.48    “FS Catheters Sold” means the FS Catheter units (excluding External Product units) that are sold or otherwise provided by Acutus, its Affiliates or Sublicensees to a Customer as part of a procedure kit, excluding units provided to Customers for demonstration purposes, as samples, as part of Clinical Trials conducted for the purpose of Marketing Authorization Approval, or otherwise sold to the BIO Parties.

1.49    “FS Electronic Products” means (a) Biotronik’s products and software designed for visualization of contact force measured by a catheter, including Biotronik’s Qubic Force system, including a display function (i.e., Qubic Force device and Qubic Force software), as described in EXHIBIT 1.49, and (b) any improvements or successors thereto developed by a Party after the Effective Date that are Covered by any of the BIO FS Product Patents that exist as of the Effective Date or any other Patent Right that claims priority to or shares priority with such BIO FS Product Patents (irrespective of any expiration of any Patent Right).

1.50    “FS Product Line” means, collectively, any FS Catheter and the FS Electronic Products.

1.51    “FTE” means one (1) person full time performing activities at a rate of eighteen hundred (1800) hours per Calendar Year.

1.52    “Future Acquirer” means a Third Party to any Change of Control transaction involving a Party.

1.53    “Good Clinical Practices” or “GCP” means all applicable good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for clinical trials on medicinal products in the EU; (b) the Declaration of Helsinki (2004) as amended from time to time and any further amendments or clarifications thereto; and (c) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.54    “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, and comparable regulatory standards in jurisdictions outside the U.S., as may be updated from time to time.

1.55    “Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices required by the FDA for the manufacture and testing of medical devices and components thereof, and comparable laws or regulations applicable to the manufacture and testing of medical devices and/or pharmaceutical materials, as applicable, in jurisdictions outside the EU, as may be updated from time to time. “Good Manufacturing Practices” shall include applicable quality guidelines promulgated under the ICH.

1.56    “Governmental Authority” means any court, agency, department, authority, or other instrumentality of any multi-national, national, state, county, city, province, or other political subdivision.

1.57    “IFRS” means International Financial Reporting Standards, consistently applied.

1.58    “Insolvency Event” means, in relation to either Party, any one of the following: (a) filing by such Party in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization, or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets; (b) such Party being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, which petition shall not be dismissed within one-hundred twenty (120) days after the filing thereof; (c) such Party proposing or being a party to any dissolution or liquidation of such Party; or (d) such Party making a general assignment for the benefit of creditors.

1.59    “Intellectual Property Rights” means any and all proprietary or intellectual property rights, in, to, or under any of the following, whether protected, created or arising under any jurisdiction or under any international convention: (a) inventions (whether or not patentable or reduced to practice); (b) Patent Rights; (c) trademarks, service marks, trade dress, domain names, corporate, trade, and business names, certification marks, logos, slogans and other indicia of origin, whether registered or unregistered, and all registrations and applications for the same (including all translations, adaptations, derivations, and combinations of the foregoing), and all goodwill of the business connected with the use of and symbolized by the foregoing; (d) all copyrights and works of authorship, (including in software, data, databases, and collections of data, design rights and economic rights) whether registered as copyrights or unregistered, all registrations and applications for the same and all associated moral rights and special rights of authorship; (e) Know-How; (f) trade secrets; (g) all other intellectual property rights, proprietary rights and industrial property rights, or other intangible assets, of every kind and nature however denominated; and (h) all registrations, renewals, recordation’s and applications of or for any of the foregoing.

1.60    “Know-How” means any and all know-how, data, including inventions (whether patentable or not), discoveries, trade secrets, technical information, formulae, materials, expertise and information, testing and manufacturing processes, instructions, techniques, methods and data, physical and analytical, safety, quality control, manufacturing, preclinical and Clinical Trial Data, medical uses, product forms and product drawings and specifications, in each case relevant to the Development, Manufacture, use, or Commercialization of and/or which may be useful in studying, testing, development, or production of medical device technologies.

1.61    “Later Acquired Acutus Know-How” means such Know-How that is Controlled by Acutus or any of its Affiliates beginning and after the Effective Date that is conceived of by Acutus or any of its Affiliates or Sublicensees in performance of Acutus’ Development, Manufacture, and Commercialization, as applicable, of the FS Product Line or External Products, and which is reasonably necessary for the Commercialization of the FS Product Line or External Products.

1.62    “Later Acquired Acutus Patents” means such Patent Rights that are Controlled by Acutus or any of its Affiliates beginning and after the Effective Date that are conceived of by Acutus or any of its Affiliates or Sublicensees (solely to the extent Acutus Controls any such Patent Rights that are conceived of by any Sublicensees) in the performance of Acutus’ Development, Manufacture, and Commercialization, as applicable, of the FS Product Line or External Products, and which Cover the FS Product Line or External Products.

1.63    “Later Acquired Acutus Technology” means the Later Acquired Acutus Know-How and Later Acquired Acutus Patents.

1.64    “Manufacture” means to manufacture, process, prepare, make, assemble, test, label, and/or package, store, release, and deliver a product (or any component thereof).

1.65    “Manufacturing Technology” means the Manufacturing technology, documentation, designs, Know-How, part lists, supplier lists, and Manufacturing equipment (to include certain machines, tools and necessary accessories) reasonably necessary to Manufacture the FS Product Line, in each case Controlled by the BIO Parties, which includes the items described in EXHIBIT 4.3(a).

1.66    “Marketing Authorization Application” means an application for the authorization to market a product in any country in the Territory, as defined by Applicable Law and filed with the appropriate Regulatory Authority of a given country or group of countries.

1.67    “Marketing Authorization Approval” means, with respect to a product in any country or jurisdiction, any approval, registration, license, or authorization from a Regulatory Authority or other Governmental Authority in a country or other jurisdiction that is necessary to offer for sale, market, and sell such product in such country or jurisdiction, including without limitation, PMA Approval and CE Mark certification.

1.68    “Non-Compete Term” means the period beginning on the Effective Date and ending upon the earlier of six (6) years thereafter or any Change of Control of Acutus involving a Competitive Company.

1.69    “Nonclinical Studies” means all non-human studies, including preclinical studies and toxicology studies, of any product.

1.70    “Non-Perpetual Territory” means all countries in the world outside of the Perpetual Territory.

1.71    “Notified Body” means an entity licensed, authorized, or approved by the applicable government agency, department, or other authority to assess and certify the conformity of a medical device with the requirements of Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, or Regulation (EU) 2017/745 of the European Parliament and of the council, of 5 April 2017, as amended from time to time, and applicable harmonized standards.

1.72    “Patent Rights” means the rights and interests in and to issued patents and pending patent applications in any country, jurisdiction, or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals, and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, and patents of addition thereof, including supplementary protection certificates, PCTs, pediatric exclusivity periods, and any foreign equivalents to any of the foregoing.

1.73    “Perpetual Territory” means the United States of America and its commonwealths and possessions.

1.74    “Persistent Supply Failure” has the meaning to be mutually agreed in the Manufacture and Supply Agreement.

1.75    “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization, or other entity.

1.76    “Promotional Materials” means all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, reprints, direct mail, direct-to- consumer advertising, and digital technologies including internet and social media postings, internet sites, email and broadcast advertisements, in each case, intended for use or used by either Party or its Affiliates in connection with any advertising, marketing, or promotion of the FS Product Line or the External Products.

1.77    “Regulatory Authority” means any Governmental Authority responsible for granting Marketing Authorization Approval for a product, including the FDA, Notified Bodies, and any corresponding national or regional regulatory authorities in the Territory.

1.78    “Regulatory Filing” means, with respect to a product hereunder, any submission to a Regulatory Authority of any appropriate regulatory application, and shall include any submission to a regulatory advisory board, Marketing Authorization Application, and any supplement or amendment thereto.

1.79    “SEC” means the U.S. Securities and Exchange Commission.

1.80    “Sublicensee” means a Third Party that has been granted a license by Acutus in accordance with the terms of this Agreement to Develop, Manufacture, or Commercialize, as applicable, a product within the FS Product Line or the External Products.

1.81    “Territory” means both the Perpetual Territory and the Non-Perpetual Territory (i.e., worldwide).

1.82    “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.83    “U.S.” or “US” or “United States” means the United States of America and its territories and possessions.

1.84    “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.85    “Valid Claim” means, with respect to a particular country in the Territory, (a) a claim of an issued and unexpired patent in such country Covering the applicable product in each case that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other Governmental Authority of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise, and (b) a claim of a patent application in such country Covering the applicable product, in each case that has been pending less than five (5) years from the earliest date on which such patent application claims priority and which claim was filed and is being prosecuted in good faith and has not been cancelled, withdrawn, or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

1.86    Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below.

Definition	Section
Acquired Party	14.1(a)
Action	9.5(a)
Acutus Claims	11.1
Acutus Party Commercialization Liability	1.8(a)
Acutus Damages	11.1
Acutus Indemnitees	11.1
Acutus Payment Breach	13.2(a)(iii)
Agreed Contingent Accelerated Royalty Payment	14.1(b)(v)
Agreed Upfront Accelerated Royalty Payment	14.1(b)(iv)
Alliance Manager	3.5(a)
Alternative Manufacturer	7.4
Auditor	8.11(b)
BIO Parties’ Commercialization Liability	1.2(a)
BIO Party Claims	11.2
BIO Party Damages	11.2
BIO Party Indemnitees	11.1
Breaching Party	13.2(a)
Cash Technology Transfer Payment	8.2
Change of Control Notice	14.1(a)
Code	13.4(a)
Commercialization Plan	6.1
Controlling Party	9.5(a)
Debarment Laws	10.1(d)
Device Reporting	5.3
Disclosing Party	12.1(a)
First FS EU Product	4.1(a)
First FS US Product	4.1(a)
First Products	4.1(a)
Force Majeure	15.5
Indemnitee	11.3(a)
Indemnitor	11.3(a)
Initial Manufacturing Transfer	4.3(a)
Initial Other Know-How Transfer	4.3(b)
Joint Steering Committee	3.1(a)
Manufacture and Supply Agreement	7.1
Manufacturing License	7.2
Milestone	8.3
Milestone Payment	8.3
Non-Breaching Party	13.2(a)
Persistent Supply Failure Notice	7.5
Potential FTO Issue	10.5(c)

Publications	12.4(b)
Recipient Party	12.1(a)
Renewal Term	13.1
Senior Manager	3.4
Shares Technology Transfer Payment	8.2
Subcommittee	3.2
Term	13.1
Unit Based Royalty Payment	8.4
Unit Based Sales and Royalty Report	8.5

1.87    Interpretation. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereunder,” “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” or “Exhibit” refer to the specified Article, Section, or Exhibit of this Agreement; (e) the terms “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; (f) “days” refers to calendar days; (g) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (h) any reference herein to any Person shall be construed to include the Person’s successors and assigns; and (i) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein); and (j) all references to “$” amounts hereunder shall be deemed to be U.S. Dollars and all payments due hereunder shall be made in U.S. Dollars. All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under the applicable Accounting Standards as applied to a Party.

ARTICLE 2

GRANT OF RIGHTS

2.1    Rights Granted to Acutus.

(a)    Development. Subject to the terms and conditions of this Agreement, during the Term, the BIO Parties hereby grant to Acutus (i) an exclusive license in the Perpetual Territory and (ii) a co-exclusive (with the BIO Parties and their Affiliates) license in the Non- Perpetual Territory, which in each case of (i) and (ii) shall be sub-licensable in a single tier only in accordance with Section 2.3, under the BIO FS Product Technology, solely to undertake Development activities for the FS Product Line in the Field; provided, however, the foregoing license in subclause (i) shall become co-exclusive (with the BIO Parties and their Affiliates) immediately upon any Change of Control of Acutus involving a Competitive Company.

(b)    Interfacing with External Products. Subject to the terms and conditions of this Agreement, during the Term, the BIO Parties hereby grant to Acutus a non-exclusive license in the Territory, which shall be sub-licensable only in accordance with Section 2.3, under the BIO External Product Interface Technology, solely to enable Acutus and/or its Affiliates and/or sublicensees to establish and maintain interconnection and use compatibility between the FS Product Line and External Products in the Field.

(c)    Commercialization. Subject to the terms and conditions of this Agreement, during the Term, the BIO Parties hereby grant to Acutus (i) an exclusive license in the Perpetual Territory and (ii) a co-exclusive (with the BIO Parties and their Affiliates) license in the Non- Perpetual Territory, which in each case of (i) and (ii) shall be sub-licensable in a single tier only in accordance with Section 2.3, under the BIO FS Product Technology, solely to undertake Commercialization activities for the FS Product Line in the Field; provided, however, the foregoing license in subclause (i) shall become co-exclusive (with the BIO Parties and their Affiliates) immediately upon any Change of Control of Acutus involving a Competitive Company.

(d)    Manufacture. Subject to the terms and conditions of this Agreement, during the Term, the BIO Parties hereby grant to Acutus (i) an exclusive license for the Perpetual Territory and (ii) a co-exclusive (with the BIO Parties and their Affiliates) license for the Non- Perpetual Territory, which in each case of (i) and (ii) shall be sub-licensable in a single tier only in accordance with Section 2.3, under the BIO FS Product Technology, solely to undertake Manufacturing activities for the FS Product Line for use in the Field; provided, however, the foregoing license in subclause (i) shall become co-exclusive (with the BIO Parties and their Affiliates) immediately upon any Change of Control of Acutus involving a Competitive Company.

(e)    Non-Exclusive External Product License. Subject to the terms and conditions of this Agreement, the BIO Parties hereby grant to Acutus a non-exclusive right, (i) with respect to the Perpetual Territory, for the period beginning on the Effective Date and continuing for the duration of the Term and, (ii) with respect to the Non-Perpetual Territory, for the period beginning on the Effective Date and ending five (5) years after the Effective Date, as may be further extended by mutual agreement of the Parties pursuant to the process set forth in this Section 2.1(e)) to: (A) transfer and use the External Products in connection with the exercise of the licenses under Sections 2.1(a) and 2.1(b), and (B) undertake Commercialization for the External Products in the Field; provided, however, that with respect to any extension of such rights with respect to the External Products in the Non-Perpetual Territory, the Parties shall negotiate and enter into a separate definitive agreement or written amendment to this Agreement to reflect such mutually agreed extension no less than eighteen (18) months prior to the end of the initial five (5)-year term; provided further, that any mutually agreed extension shall be for no less than two (2) years in duration. If the Parties elect not to extend Acutus’ rights with respect to any External Products in the Non-Perpetual Territory pursuant to this Section 2.1(e), then Acutus shall have the right to make a bulk purchase of any discontinued External Products to enable Acutus sufficient time to locate and gain approval for a replacement product, which the BIO Parties shall fulfill in accordance with the terms set forth herein and the Manufacture and Supply Agreement (and Acutus shall have the right to practice the applicable rights with respect to such External Products until such External Products are exhausted). The BIO Parties hereby grant to Acutus a non-exclusive license under the BIO External Product Technology solely for the purpose to exercise the rights granted to Acutus under this Section 2.1(e).

2.2    Rights Granted to the BIO Parties.

(a)    Subject to the terms and conditions of this Agreement, during the Term, Acutus hereby grants to the BIO Parties a co-exclusive (with Acutus and its Affiliates), sub-licensable (only in accordance with Section 2.3) license in the Non-Perpetual Territory, under Later Acquired Acutus Technology solely for the BIO Parties to Commercialize products within the FS Product Line that are supplied by Acutus to the BIO Parties pursuant to the terms of this Agreement in the Field in the Non-Perpetual Territory.

(b)    Further to the license granted to the BIO Parties in Section 2.2(a), Acutus hereby grants to the BIO Parties a perpetual, irrevocable, non-exclusive, fully paid-up, royalty- free, sub-licensable license under the Later Acquired Acutus Technology solely for the BIO Parties to Develop, Manufacture, and Commercialize External Products in the Territory.

(c)    Immediately upon any Change of Control of Acutus involving a Competitive Company, subject to the terms and conditions of this Agreement, during the Term from and after such Change of Control of Acutus, Acutus shall grant, and hereby grants, to the BIO Parties a non-exclusive, sub-licensable (only in accordance with Section 2.3) license in the Perpetual Territory, under Later Acquired Acutus Technology solely for the BIO Parties to Commercialize products within the FS Product Line that are supplied by Acutus to the BIO Parties pursuant to the terms of this Agreement in the Field in the Perpetual Territory.

2.3    Right to Sublicense; Assignment of Rights. The rights granted to each of the Parties pursuant to Sections 2.1 and 2.2 of this Agreement include the right of such Party (or Parties) to grant and authorize sublicenses to Affiliates of such Party (or Parties), but not to grant any sublicenses to any Third Parties except as expressly provided in the following: (a) with respect to the rights granted to the BIO Parties in Section 2.2, to Third Parties only after obtaining the prior written approval of Acutus, which approval shall not be unreasonably conditioned, withheld, or delayed; provided, that from and after any Change of Control of Acutus involving a Competitive Company, such prior written approval of Acutus shall no longer be required and the BIO Parties shall be free to grant such sublicenses in their discretion; and (b) Acutus shall be permitted to sublicense its rights under Section 2.1 to any Third Party other than any Competitive Company at its discretion and may do so only in a single tier of sublicenses where such Sublicensees of Acutus shall not have any right to grant further sublicenses. If a Party grants a sublicense permitted under this Section 2.3, such Party shall cause all of the applicable terms and conditions of this Agreement to apply to the Third Party or Affiliate, as the case may be, to the same extent as they apply to the Party granting the sublicense hereunder. The Party granting the sublicense shall assume full responsibility for the performance of all obligations and observance of all terms so imposed on such Third Party or Affiliate.

2.4    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under the Patent Rights, Know- How or any other Intellectual Property Rights Controlled by such Party, and it shall be a breach of this Agreement for either Party to practice or otherwise exploit any Intellectual Property Rights owned or Controlled by the other Party that are licensed or otherwise provided under this Agreement other than in accordance with the express terms of the license grants set forth in this Agreement. Without limiting the foregoing or being limited thereby, each Party hereby acknowledges and agrees that it shall not, nor shall it work with any Third Party to, exploit or reference any Confidential Information of the other Party, including in relation to any product within the FS Product Line, External Product, Later Acquired Acutus Technology, BIO FS Product Technology, BIO External Product Technology, or BIO External Product Interface Technology, in connection with developing any product other than as expressly licensed by this Agreement (which each Party hereby acknowledges and agrees does not include developing any product that is not within the FS Product Line or External Products other than a product similar to a Qiona irrigation pump). Notwithstanding the foregoing and anything else to the contrary in this Agreement, the use and disclosure of any information that is retained in the unaided memory of a Party’s employees or agents as a result of exposure to Confidential Information under this Agreement, without reference to written or tangible embodiments of such Confidential Information, shall not be deemed to be a breach of this Section 2.4 or ARTICLE 12.

2.5    Retained Rights. Notwithstanding anything that may be construed to the contrary herein, the BIO Parties retain the right to use the BIO Product Technology licensed to Acutus hereunder, to undertake development, manufacture and commercialization (including distribution) of any of the BIO Parties’ other products and technologies other than the FS Product Line, whether inside or outside the Field. For the avoidance of doubt, and without prejudice to the rights granted herein to Acutus, no licenses or rights are granted under this Agreement to Acutus to Develop, Manufacture, or Commercialize any product or product platform technology owned or Controlled by the BIO Parties that is not a product within the FS Product Line or any External Products hereunder. For the avoidance of doubt, and without prejudice to the rights granted herein to the BIO Parties, no licenses or rights are granted under this Agreement to the BIO Parties to Develop, Manufacture, or Commercialize any product or product platform technology owned or Controlled by Acutus that is not a product within the FS Product Line or External Product hereunder.

ARTICLE 3

COLLABORATION; GOVERNANCE

3.1    Joint Steering Committee.

(a)    Purpose; Formation. The Parties hereby establish a joint steering committee (the “Joint Steering Committee” or “JSC”) that will monitor and oversee the Parties’ activities under this Agreement, and facilitate communications between the Parties with respect to such activities.

(b)    Composition. Acutus and the BIO Parties shall have the right to appoint three (3) representatives to the JSC, each of whom shall have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities and one (1) of which shall be the Party’s Alliance Manager. For clarity, Biotronik and VascoMed shall collectively select only one (1) Alliance Manager and two (2) other JSC representatives to collectively represent the BIO Parties. Each of Acutus and the BIO Parties shall designate their initial representatives to the JSC within ten (10) Business Days following the Effective Date. The JSC may change its size from time to time by mutual consent of its members; provided, however, that the JSC shall at all times consist of an equal number of representatives from the BIO Parties and Acutus, with the BIO Parties representing a single unit for purposes of the foregoing calculation. The JSC may invite non-members (including consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) to participate in the discussions and meetings of the JSC.

(c)    Specific Responsibilities of the JSC. In addition to its overall responsibility for monitoring and providing a forum to discuss the Parties’ activities under this Agreement, the JSC shall in particular:

(i)    discussing, facilitating, and coordinating the exchange of information between the Parties;

(ii)    managing and overseeing the transfer of the BIO FS Product Technology (and, as applicable, the BIO External Product Interface Technology) and Manufacturing Technology to Acutus pursuant to the terms of this Agreement, to enable Acutus to exercise its Development, Manufacture, and Commercialization rights under this Agreement;

(iii)    managing and overseeing the transfer of Development Data from Acutus to the BIO Parties to enable the BIO Parties to seek Marketing Authorization Approval for the FS Product Line (including any individual product contained therein) and External Products, in each case in any country in the Territory outside the US and the EU;

(iv)    discussing and reviewing FS Product Line and External Product Development strategies useful or necessary to obtain Marketing Authorization Approval from the Regulatory Authorities for the FS Product Line and External Products (including any individual product contained therein) in the Territory (including the strategy, design and progress of any Clinical Trials in support thereof), including discussing and reviewing how data from Clinical Trials will be transferred between the Parties to support application for Marketing Authorization Approval for FS Product Line and the External Products;

(v)    establishing a plan for Development of the FS Product Line and plan for obtaining Marketing Authorization Approval of External Products for use with the FS Product Line (a “Development Plan”), which first draft of such Development Plan shall be prepared by Acutus and such Development Plan shall then be discussed, finalized and approved by the JSC no later than 30 September 2019, and reviewing and approving amendments thereto;

(vi)    discussing and reviewing any applicable Commercialization Plan by a Party prior to First Commercial Sale as well as Commercialization strategies for the FS Product Line in the Field in the Territory; provided, that for clarity, neither Party shall be obliged to report detailed sales data or pricing;

(vii)    discussing and reviewing strategies and plans for Manufacture and supply of the FS Product Line by Acutus to the BIO Parties, and the BIO Parties’ Manufacture and supply to Acutus of the FS Electronic Products and External Products, in each case consistent with the terms of the Manufacture and Supply Agreement;

(viii)    resolution of matters presented to it and disputes raised to it by any Subcommittee that is within the scope of responsibilities delegated to the respective Subcommittee by the JSC under this Agreement and subject to the decision-making processes set forth in Section 3.4; and

(ix)    performing such other functions as appropriate, and directing each Subcommittee to perform such other functions as appropriate, to further the purposes of this Agreement, in each case as mutually agreed in writing by the Parties.

3.2    Subcommittees. The JSC may establish and disband such subcommittees as deemed necessary by the JSC to perform activities and functions delegated to the JSC hereunder (each a “Subcommittee”). Each such Subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its Subcommittee representatives or to send a substitute representative to any Subcommittee meeting; provided, however, that each Party shall ensure that at all times during the existence of any Subcommittee, its representatives on any such Subcommittee have the appropriate expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the applicable Subcommittee’s responsibilities.

3.3    Administration of Committees.

(a)    Chairpersons.

(i)    The JSC (and any Subcommittee, as applicable) shall have one (1) chairperson, with the BIO Parties and Acutus alternating the right to appoint such chairperson to the JSC or such Subcommittee, as applicable, on an annual basis, and with Acutus having the initial right to such chairperson appointment.

(ii)    The chairpersons shall not have any greater authority than any other representative on the JSC or such Subcommittee, as applicable. Each chairperson shall have the right to call a meeting of the JSC or respective Subcommittee, as applicable, and such chairperson shall have the following responsibilities: (A) preparing and issuing minutes of each such meeting within thirty (30) days thereafter; (B) ensuring that any decision-making delegated to the JSC or such Subcommittee, as applicable, is carried out in accordance with Section 3.4; and (C) preparing and circulating an agenda for any upcoming meeting of the JSC or respective Subcommittee, as applicable.

(b)    Meetings. The Parties shall endeavor to have their first meeting of the JSC within thirty (30) days after the Effective Date. The JSC shall meet at least one (1) time per Calendar Quarter during the Term spaced at regular intervals unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by providing at least ten (10) Business Days’ prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, and such Party shall provide the JSC no later than five (5) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision; provided, that for urgent matters, a Party may call a special meeting of the JSC with less than ten (10) Business Days’ notice if the Parties agree that an issue warrants an expedited meeting. No later than ten (10) Business Days prior to any regularly scheduled meeting of the JSC, the chairpersons of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference or by teleconference. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC shall be effective only if at least one (1) JSC representative from each of the BIO Parties (collectively) and Acutus is present or participating in such meeting. The chairperson will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, decisions made at such meetings. The chairperson shall send draft meeting minutes, including a description of all discussions and decisions, to each member of the JSC for review and approval within ten (10) Business Days after each JSC meeting. Such minutes will be deemed approved unless one (1) or more members of the JSC object to the accuracy of such minutes within ten (10) Business Days of receipt.

3.4    Decision-Making. In addition to resolving issues specifically delegated to it, the JSC shall have the authority to resolve any disputes not resolved by any Subcommittee or as designated in this Agreement. The representatives from each of Acutus and the BIO Parties will have, collectively, one (1) vote on behalf of Acutus and the BIO Parties on the JSC, and all decision-making shall be by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible within five (5) Business Days after good faith attempts to resolve the issue have failed, the JSC shall refer such dispute to the Alliance Managers jointly with the Parties’ respective senior managers who are responsible for the matters in dispute (each, a “Senior Manager”). If the Alliance Managers and Senior Managers cannot resolve the dispute within ten (10) Business Days from the initiation of discussions, then either Party may seek to resolve such matter as set forth in ARTICLE 15 (Dispute Resolution).

3.5    Alliance Managers.

(a)    Appointment. Within thirty (30) days following the Effective Date each of the BIO Parties and Acutus will appoint (and notify the other Party of the identity of) a senior representative of such Party having a general understanding of Development and

Commercialization issues to act as its alliance manager under this Agreement (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by written notice to the other Party.

(b)    Specific Responsibilities. The Alliance Managers will serve as the primary point of contact between the Parties under the Agreement for the purpose of providing each Party with information on the progress of Development, Manufacture, and Commercialization activities as permitted under this Agreement, and shall have the following responsibilities:

(i)    facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties;

(ii)    coordinating the various functional representatives of each Party, as appropriate, in developing and executing strategies and plans for the applicable product;

(iii)    providing a single point of communication for seeking consensus both internally within the respective Party’s organization and between the Parties regarding key strategy and planning issues;

(iv)    assisting the integration of teams across functional areas;

(v)    assisting any Subcommittee in identifying and raising cross-Party and/or cross-functional disputes in a timely manner; and

(vi)    performing such other functions as directed by the JSC.

3.6    General Authority; Conduct of Parties. Each of the JSC, the Subcommittees, and the Alliance Managers shall have solely the powers expressly assigned to them in ARTICLE 3 and elsewhere in this Agreement. Neither the JSC nor any Subcommittee or Alliance Manager shall have any power to amend, modify, or waive compliance with this Agreement. In conducting themselves on the JSC and the Subcommittees, and as Alliance Managers, and in exercising their rights under this ARTICLE 3, all representatives of both Parties shall consider diligently, reasonably, and in good faith all input received from the other Party, and shall use reasonable efforts to reach unanimity, where required, on all matters before them.

ARTICLE 4

DEVELOPMENT

4.1    Development for Marketing Authorization Approval.

(a)    Marketing Authorization Approval for the First FS US Product, First FS EU Product, and External Products in the US. Each Party shall use Commercially Reasonable Efforts to carry out the activities assigned to it under the Development Plan. Acutus shall use Commercially Reasonable Efforts to Develop and obtain Marketing Authorization Approval for the FS Product Line by the FDA in the US (the “First FS US Product”) and for the FS Product Line by a Notified Body in the EU (the “First FS EU Product”, together with the First FS US Product, the “First Products”). The BIO Parties shall use Commercially Reasonable Efforts to Develop and obtain Marketing Authorization Approval for the External Products by the FDA in the US within three (3) months of receipt by Acutus of Marketing Authorization Approval of the First FS US Product; provided, that the aforementioned three (3)-month period shall commence only after the BIO Parties have received all Development Data from Acutus that is required to file the Marketing Authorization Approval with the FDA in the US, to the extent reasonably requested by BIO Parties. For avoidance of doubt, the BIO Parties have obtained Marketing Authorization Approval for the External Products by a Notified Body in the EU. For clarity, in connection with the foregoing, Acutus shall be responsible for running all Clinical Trials that are necessary to obtain Marketing Authorization Approval for the First Products as well as for the External Products (but only in the US). Except as otherwise agreed in the Development Plan or set forth in this Agreement, each Party shall be responsible for its costs incurred in performing the activities under this Section 4.1(a).

(b)    Marketing Authorization Approval for Products within the FS Product Line and External Products Outside the US and the EU. If and when proposed by a Party or otherwise mutually agreed by the Parties, the Parties shall prepare a revised Development Plan setting forth the Party (or Parties) that shall be responsible for seeking Marketing Authorization Approval of any product within the FS Product Line (or any External Product in connection therewith) in any country in the Territory outside the US and the EU. Except as otherwise agreed in the Development Plan, each Party shall be responsible for its costs incurred in performing the activities under this Section 4.1(b). In the event the BIO Parties fail to obtain or maintain Marketing Authorization Approval of any External Product by a Regulatory Authority within twelve (12) months after the BIO Parties have received all Development Data that is required to file the Marketing Authorization Approval for any External Product, or otherwise fails to maintain such Marketing Authorization Approval, in each case in a major market in the Territory, Acutus shall have the right to obtain and maintain such Marketing Authorization Approval. Notwithstanding the foregoing, the Parties acknowledge and agree that certain Regulatory Authorities in the Territory have a prolonged pathway to Marketing Authorization Approval, and in such cases, the Parties agree that the foregoing twelve (12)-month period shall be extended as needed to accommodate the applicable Regulatory Authority’s timeline for granting Marketing Authorization Approval.

(c)    Delayed or No Approval; Required Post-Marketing Authorization Approval Studies. For clarity, in the event that a new Clinical Trial is required before Marketing Authorization Approval for the First FS US Product or the First FS EU Product is obtained and the JSC approves an amendment to the Development Plan, Acutus shall be responsible for all costs and expenses associated with conducting any new Clinical Trial as set forth in such amended Development Plan. In the event that additional Clinical Trials are required to be performed as a condition of Marketing Authorization Approval for the First FS US Product or the First FS EU Product, but after such Marketing Authorization Approval is obtained, and the JSC approves an amendment the Development Plan, Acutus shall be responsible for all costs and expenses incurred for conducting such additional Clinical Trials as set forth in such amended Development Plan.

(d)    BIO Parties’ Review of Clinical Trials. The BIO Parties shall be permitted to review and comment on the design and conduct of any Clinical Trial conducted by Acutus in the Territory for purposes of obtaining Marketing Authorization Approval for the First FS US Product, the First FS EU Product, and as applicable, any other product within the FS Product Line in any country in the Territory outside the US and the EU, where such Clinical Trial involves External Products. Acutus shall consider all such comments received from the BIO Parties in good faith. Acutus shall provide to the BIO Parties, through each Party’s representation on the JSC, updates on a Calendar Quarter basis with respect to Acutus’ proposed design and conduct of all such Clinical Trials in connection with the First FS US Product, the First FS US Product, and as applicable, any other product within the FS Product Line in any country in the Territory outside the US and the EU.

4.2    Standards of Conduct; No Geographic Limitation. Each Party shall conduct and perform all Development activities in support of the FS Product Line (and External Products in connection therewith), in accordance with this ARTICLE 4 and as set forth in the Development Plan, in a good scientific manner and in accordance with Applicable Law. With respect to any Clinical Trials conducted under this Agreement, unless otherwise prohibited by Applicable Law, there shall be no geographic limitation or restriction on the location of Clinical Trial sites for the conduct of any Clinical Trials hereunder; provided, however, that the BIO Parties shall not conduct a Clinical Trial in the US relating to the FS Product Line without Acutus’ prior written approval, which approval shall not be unreasonably withheld; but provided always, that the BIO Parties shall be free to conduct any Clinical Trial in the US relating to the External Products alone and relating to any other product or technology of the BIO Parties (in each case that does not relate to the FS Product Line) without any need for Acutus’ prior approval either written or otherwise.

4.3    Manufacturing Technology Transfer; Other Know-How Transfer.

(a)    Manufacturing Technology Transfer. Within three (3) months after the Effective Date, but in any event no later than 31 December 2019, the BIO Parties shall provide to Acutus, at no additional cost to Acutus, the Manufacturing equipment and the Manufacturing Technology listed in EXHIBIT 4.3(a) and any other Manufacturing Technology Controlled by BIO Parties that is reasonably requested by Acutus during such time period (collectively, such transfer, the “Initial Manufacturing Transfer”). Acutus acknowledges and agrees that it and its Affiliates and Sublicensees shall only use the foregoing Manufacturing Technology pursuant to the rights provided in Section 2.1(d) and for no other purpose. Acutus shall further purchase and obtain all such Manufacturing equipment as listed in EXHIBIT 4.3(a) for Acutus to make or purchase. Upon completion of such Initial Manufacturing Transfer, the Alliance Managers shall review and determine whether all Manufacturing Technology has been provided to Acutus. Should any such review and determination identify any deficiencies in such transfers, then the BIO Parties shall promptly remedy same by making transfers of yet to be transferred Manufacturing Technology to Acutus. In addition, as part of such Initial Manufacturing Transfer, the Parties, each at their own cost and expense, shall work together in good faith to translate the Manufacturing Technology, as appropriate, into English for use by Acutus. Acutus shall be responsible for installation of all the Manufacturing equipment transferred to Acutus by VascoMed or made or acquired by Acutus at Acutus’ premises, and shall be responsible for any and all costs in connection with installing and setting up such Manufacturing equipment and implementing the Manufacturing Technology at Acutus. At Acutus’ request, VascoMed will provide a maximum of three (3) engineering FTEs for six (6) months and an additional two (2) manufacturing FTEs for one (1) month to support the Initial Manufacturing Transfer and any subsequent transfer of Manufacturing Technology to Acutus as provided in this Section 4.3(a). If and to the extent additional resources and FTE commitments are necessary other than as set forth above to transfer Manufacturing Technology to Acutus, the BIO Parties shall provide such additional resources and FTE commitments as reasonably requested by Acutus, and Acutus shall reimburse the BIO Parties for its actual costs for such additional resources and FTE commitments. The Parties shall cooperate with each other to facilitate the orderly transition of such Manufacturing Technology to Acutus.

(b)    Other Know-How Transfer. In addition to the transfer of Manufacturing Technology to take place pursuant to the foregoing Section 4.3(a), the BIO Parties shall transfer and deliver to Acutus, within three (3) months after the Effective Date, (i) the BIO FS Product Know-How (other than the Manufacturing Technology) for the FS Product Line in existence as of the Effective Date, and (ii) any BIO External Product Interface Know-How that is necessary for Acutus to obtain Marketing Authorization Approval by the FDA in the US for the FS Product Line in existence as of the Effective Date, as well as the technical specifications of the proprietary (not the industry standard) Ancillary Product Components listed in EXHIBIT 1.5, (collectively, the “Initial Other Know-How Transfer”). The BIO FS Product Know-How in existence as of the Effective Date (other than Manufacturing Technology) is described in EXHIBIT 4.3(b). Upon completion of the Initial Other Know-How Transfer, the Alliance Managers shall review and determine whether all BIO FS Product Know-How described in EXHIBIT 4.3(b) and the BIO External Product Interface Know-How has been transferred to Acutus. Should any such review and determination identify any deficiencies in such transfers, then the BIO Parties shall promptly remedy same by making transfers of yet to be transferred BIO FS Product Know-How and/or BIO External Product Interface Know-How to Acutus. Following the Initial Other Know-How Transfer, the BIO Parties shall transfer and deliver to Acutus any BIO FS Product Know-How that becomes Controlled by the BIO Parties after the Effective Date through 31 December 2019 that is reasonably necessary or reasonably useful for the Development of next and/or future generations of any product(s) within, use, or Commercialization of the FS Product Line as permitted under this Agreement. The Parties shall cooperate with each other to facilitate the orderly transition of such Know-How to Acutus. Upon request by Acutus from time to time, the BIO Parties shall provide reasonable assistance to Acutus to understand and implement all such BIO FS Product Know-How and BIO External Product Interface Know-How; provided, however, that if Acutus requires or requests additional resources or FTEs for the foregoing purpose after 31 December 2020, then Acutus shall reimburse the BIO Parties for its actual costs for such additional resources and FTE commitments.

(c)    Translation Assistance. As part of the Know-How transfer Section 4.3, the BIO Parties will translate the German text included in the BIO Parties’ existing documentation included in the Manufacturing Technology into English for use by Acutus.

4.4    Conduct of Clinical Trials: Use of Clinical Trial Data. In the course of Acutus conducting Clinical Trials as required under this ARTICLE 4 for the purpose of obtaining Marketing Authorization Approval for the First FS US Product and the First FS EU Product, and for the purpose of enabling the BIO Parties to seek Marketing Authorization Approval for the External Products in the US, Acutus shall incorporate and use the BIO Parties’ External Products together with the FS Product Line in the conduct of such Clinical Trials, as further set forth in the Development Plan. The BIO Parties shall supply Acutus with the External Products for the foregoing purpose free of charge to Acutus, and Acutus shall provide the BIO Parties with the needed quantities of the External Products well in advance to any requested delivery date. For clarity, the Parties assume that for each of the three (3) External Products approximately twenty- five (25) units are needed. Acutus shall be responsible for the costs of supplying the FS Product Line for the foregoing purpose. Acutus shall generate a Clinical Trial Data package from such Clinical Trials that includes data pertaining to administration of the External Products with the FS Product Line, and shall use Commercially Reasonable Efforts to ensure that such Clinical Trial Data package as well as any related information submitted (including, if applicable, pre-clinical data) and testing (and results thereof) undertaken in support of the Regulatory Filings made hereunder are sufficient to enable the BIO Parties to seek Marketing Authorization Approval for the External Products in at least the US. Reasonably in advance of the First Commercial Sale of the First FS US Product or the First FS EU Product, whichever is sooner, Acutus shall create a Clinical Trial register. The BIO Parties shall have the right to publish the results and/or summaries of results of all Clinical Trials, observational studies, and other studies such as meta analyses conducted by the Parties with respect to the FS Product Line in the Field in the Territory under this Agreement, including the protocols of all such Clinical Trials, after obtaining the prior written approval of Acutus, which approval shall not be unreasonably conditioned, withheld, or delayed. Acutus shall be responsible for hosting and maintaining such Clinical Trial register at its sole cost and expense and shall own all data collected and hosted on the Clinical Trial register. The BIO Parties shall reasonably cooperate with Acutus to collect all applicable Clinical Trial results and/or summaries thereof and Clinical Trial protocols for publishing on the Clinical Trial register. Notwithstanding the foregoing, each Party’s rights to use any data provided under this Section 4.4 shall be limited to uses in accordance with the licenses and rights granted to each of the Parties under ARTICLE 2.

4.5    Improvements and Enhancements. Other than to seek, obtain, and maintain Marketing Authorization Approval for the External Products from the FDA in the US that incorporates the Clinical Trial Data obtained by Acutus in the conduct of its Clinical Trials incorporating both the FS Product Line and the External Products and Marketing Authorization Approvals by Notified Bodies in the EU, the BIO Parties shall have no obligation to conduct any Development with respect to the External Products in any country in the Territory. Notwithstanding the foregoing, during the Term, each Party shall have the right to propose certain changes, improvements, and/or enhancements to the FS Product Line and External Products; provided, however, neither Party shall be obligated to implement any such changes, improvements, and/or proposed enhancements. If the Parties mutually agree to such proposed changes, improvements, and/or enhancements, the Parties shall negotiate in good faith and mutually decide on a plan to implement such proposed changes, improvements, and/or enhancements to ensure adequate timing, risk mitigation, and cost-sharing during implementation. The Parties will work together in good faith to ensure connectivity and compatibility of any such improvement with the existing associated the FS Product Line and External Products.

4.6    Development Subcontractors. Either Party may perform any of its Development activities and/or obligations under this Agreement through its Affiliates or one (1) or more subcontractors or consultants other than a Competitive Company; provided, that such Party shall at all times remain directly responsible for all of its Development activities and obligations under this Agreement that have been delegated or subcontracted to any of its Affiliates, subcontractors, or consultants and for ensuring that such Affiliates, subcontractors, and consultants comply with the terms and conditions of this Agreement. In the event of a breach by any Party’s Affiliates, subcontractors, or consultants of the same Party’s obligations under this Agreement, such Party hereby waives any obligation of the other Party to proceed directly against any such Affiliate, subcontractor, or consultant prior to proceeding directly against such Party.

4.7    Development Records and Reports. The Parties shall maintain complete and accurate records (in the form of technical notebooks and/or electronic files where appropriate) of all work conducted by such Party in connection with all Development activities performed under this Agreement and all Development Data properly reflecting all work done, data generated, and results achieved in the performance of such Party’s Development activities under this Agreement (which records, for clarity, shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings photographs, computer programs, and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with such Development activities)). All records shall be prepared and maintained by the applicable Party in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Each Party shall provide the other Party with timely reports detailing its activities in support of Development of the FS Product Line and the results of such activities through JSC meetings or as may be required by the Development Plan. The reporting Party shall make available to the requesting Party such other information about its Development activities as may be reasonably requested by the other Party from time to time for purposes of enabling the requesting Party to perform its obligations and exercise its rights under this Agreement; provided, however, that with respect to the BIO Parties’ Development activities with respect to the External Products, the BIO Parties shall not be obliged to provide information about its Development activities with respect to the External Products that is not within the scope of the BIO External Product Interface Know-How.

4.8    Parties’ Use of Development Data. The Parties shall have the right to use all Development Data generated by or on behalf of the other Parties in undertaking Development activities under this Agreement in connection with such other Parties’ Development of the FS Product Line and the External Products in the Field in the Territory; provided, that with respect to the External Products, the BIO Parties shall not be obliged to provide any Development Data to Acutus that is not within the scope of the BIO External Product Interface Know-How. For clarity, with respect to the External Products, Acutus shall have the right to use only the BIO External Product Interface Know-How that is reasonably necessary or reasonably useful to enable Acutus to (a) establish and maintain interconnection and use compatibility of the FS Product Line and the External Products in the Field, and (b) perform any Clinical Trial hereunder involving the FS Product Line in combination with the External Products in the Field in the Territory. Each Party shall transfer such Development Data to the other Party (or Parties, as applicable) as may be reasonably requested from the other Party (or Parties, as applicable) within the scope of this Section 4.8.

ARTICLE 5

REGULATORY MATTERS

5.1    Regulatory Filings; Marketing Authorization Approval.

(a)    Product.

(i)    Acutus shall be (A) the Approval Holder for all products and components within the FS Product Line in the US and for the First FS EU Product, and (B) the manufacturer of record for all products and components of the FS Product Line. The BIO Parties shall be (x) the Approval Holder for the External Products in EU and in the US (subject to FDA regulations and requirements), and (y) the manufacturer of record for the External Products. The Parties shall use Commercially Reasonable Efforts to achieve that, subject to FDA regulations and requirements, in the US, Acutus shall become the Approval Holder for the FS Product Line and Biotronik shall become the Approval Holder for the External Products. The Parties shall use Commercially Reasonable Efforts to enable (1) the BIO Parties to commercialize the External Products independently from the FS Product Line, and (2) Acutus to commercialize the FS Product Line together with the External Products in the Perpetual Territory. Prior to commencement of any Development of any product(s) within the FS Product Line in any country outside the US and the EU, the Parties shall first specify in an amendment to the Development Plan which Party will be the Approval Holder in such country(ies) for such products within the FS Product Line and External Products.

(ii)    Acutus shall be responsible for compiling and submitting all regulatory documentation and for interacting with the FDA with respect to the First FS US Product and the Notified Body with respect to the First FS EU Product (including, in each case, as it concerns the combination of the FS Product Line with the External Products). Each Party shall promptly notify the other Party of all material Regulatory Filings that it submits to a Regulatory Authority for the FS Product Line and shall, when reasonably requested by the other Party, promptly provide the other Party with copies (which may be wholly or partly in electronic form) of any such Regulatory Filings (and any material regulatory correspondence related thereto). Each Party shall provide the other Party with reasonable advance notice of any scheduled meeting with a Regulatory Authority with respect to the FS Product Line, and the other Party shall have the right to participate in any such meeting, to the extent permitted by Applicable Law. For the avoidance of doubt, representatives from Acutus will be the primary spokespeople at any such meeting with respect to the First Products (including as it concerns the combination of the FS Product Line with the External Products) and will be given preference in attending such meeting in the event that the number of attendees is limited by either the FDA or the Notified Body, as applicable. Each Party agrees to cooperate with the other Party with respect to the regulatory activities that the other Party undertakes pursuant to this Section 5.1(a)(ii).

(b)    Right of Reference.

(i)    Acutus, to the extent it is an Approval Holder for the FS Product Line, shall permit the BIO Parties access to, and grants the BIO Parties the right to reference Acutus’ Regulatory Filings for the FS Product Line for the purpose of enabling the BIO Parties to obtain and maintain Marketing Authorization Approval for any product within the FS Product Line in any country in the Territory outside of the US or the EU and for the External Products, at no cost to the BIO Parties. In furtherance of the foregoing, Acutus, as the Approval Holder for such FS Product Line, shall promptly upon request of the BIO Parties, deliver a letter to the FDA (or the Notified Body or other applicable Regulatory Authority in any other country in the Territory) authorizing the BIO Parties to reference and use the such Regulatory Filings in support of the BIO Parties’ efforts to seek Marketing Authorization Approval for any product within the FS Product Line in any country in the Territory outside the US or the EU or the External Products.

(ii)    The BIO Parties, to the extent it is an Approval Holder for the FS Product Line or the External Products, grants Acutus the right to reference all Regulatory Filings for such FS Product Line and External Products for the purpose of enabling Acutus to obtain and maintain Marketing Authorization Approval for any product within the FS Product Line in any country in the Territory, at no cost to Acutus. In furtherance of the foregoing, the BIO Parties, to the extent it is the Approval Holder for the FS Product Line or the External Products, shall promptly upon the request of Acutus, deliver a letter to the FDA (or the Notified Body or other applicable Regulatory Authority in any other country in the Territory) authorizing Acutus to reference such Regulatory Filings in support of Acutus’ efforts to seek Marketing Authorization Approval for any product within the FS Product Line in any country in the Territory.

(iii)    With respect to the foregoing subclauses (b)(i) and (b)(ii), to the extent any such right of reference is not available, the Parties shall cooperate in good faith to provide the requesting Party with the similar ability to obtain such Marketing Authorization Approval on the basis of such Party that is the Approval Holder’s Regulatory Filings, which may include such Party that is the Approval Holder providing the information included in such Party’s Regulatory Filings directly to the applicable Regulatory Authority for the benefit of the requesting Party.

5.2    Recalls and Withdrawals. If any Regulatory Authority (a) threatens, initiates, or advises any action to remove an External Product or product within the FS Product Line from the market, or (b) requires or otherwise advises Acutus, the BIO Parties, or their respective Affiliates to distribute a “Dear Health Care Provider” letter or its equivalent regarding use of any product(s) within the FS Product Line (including the First Products) and/or the External Products used in connection therewith, then Acutus or the BIO Parties, as applicable, shall notify the other Party of such event as soon as reasonably practicable, but in no event later than two (2) Business Days (or sooner if required by Applicable Law) after such Party becomes aware of the action, threat, advice or requirement (as applicable). Immediately thereafter, the Parties (together with their respective heads of Quality), will discuss and attempt to agree upon whether to recall or withdraw the applicable product(s) within the FS Product Line (including the First Products) and/or the External Products used in connection therewith; provided, however, that if the Parties fail to agree within an appropriate time period, the manufacturer of record for the FS Product Line (including the First Products) and/or the External Products, as applicable, shall have final decision-making authority and shall have the right to decide in its sole discretion whether to recall or withdraw such product(s) within the FS Product Line (including the First Products) and/or the External Products used in connection therewith. The Party responsible for implementing the recall or withdrawal shall pay for all costs of the recall, except to the extent that the recall or withdrawal is attributable to a claim or damage for which a Party is responsible under ARTICLE 11, in which event such responsible Party shall bear such costs pursuant to ARTICLE 11.

5.3    Product Regulatory Reporting. On a product-by-product and jurisdiction-by- jurisdiction basis, the manufacturer of record for such product(s) within the FS Product Line (including the First Products) and/or the External Products used in connection therewith, as applicable, shall be primarily responsible for Medical Device Reporting (“Device Reporting”) to the applicable Regulatory Authority, including investigation and analysis of Customer complaints. The manufacturer of record of such product(s) within the FS Product Line (including the First Products) and/or the External Products used in connection therewith, as applicable, shall maintain appropriate medical device reporting and other product performance monitoring systems. The manufacturer of record for the applicable product(s) within the FS Product Line (including the First Products) and/or the External Products used in connection therewith, as applicable, shall have primary responsibility for communicating with the Customer to support the complaint handling process. Each Party shall otherwise cooperate with the other Party as needed with respect to the foregoing activities. If an applicable Regulatory Authority requires an approach different from anything provided for any of the foregoing in this Section 5.3, then the Parties shall use their Commercially Reasonable Efforts to adapt the foregoing approach in a manner conforms as nearly as possible with the original intent of the Parties, while complying with the requirements of such Regulatory Authority.

5.4    Access to Technical Documentation. The manufacturer of record for any product within the FS Product Line or External Product shall provide the other Party access to technical documentation and device history records with respect to such product within the FS Product Line or External Product, to the extent required by Applicable Law.

ARTICLE 6

COMMERCIALIZATION; DISTRIBUTION

6.1    Commercialization Plans. At least ninety (90) days prior to the anticipated First Commercial Sale of any product(s) within the FS Product Line (including the First Products) and the External Products used in connection therewith, the Commercializing Party shall submit to the JSC a commercialization plan (each, a “Commercialization Plan”). Each Party, through its representatives on the JSC, may provide advice and commentary with respect to Commercialization activities with respect to the applicable product(s) within the FS Product Line (including the First Products) and the External Products used in connection therewith, and the other Party shall in good faith consider any such advice and commentary.

6.2    Overview; Diligence.

(a)    Perpetual Territory. Following receipt of Marketing Authorization Approval from the FDA for the First FS US Product, Acutus shall use Commercially Reasonable Efforts to conduct activities under the applicable Commercialization Plan to Commercialize the First FS US Product in the US.

(b)    Non-Perpetual Territory. Each Party shall have the right to undertake Commercialization of any product(s) within the FS Product Line and/or External Products in the Non-Perpetual Territory. If a Party that is not the manufacturer of record for the applicable product(s) within the FS Product Line and the External Products used in connection therewith, decides to undertake Commercialization of the foregoing in the Non-Perpetual Territory and such activities would cause additional regulatory burden or other costs to the other Party (whether as a result of obligations under Section 5.3 or otherwise), then the Parties shall negotiate in good faith a sharing of costs with respect thereto and no such Commercialization shall occur until such agreement between the Parties is reached, such agreement not to be unreasonably conditioned, withheld, or delayed by either Party.

6.3    Commercialization Standards of Conduct.

(a)    Each Party and its Affiliates shall not, and shall ensure that its subcontractors and distributors shall not, directly or indirectly, promote, or market any product(s) within the FS Product Line and the External Products used in connection therewith, (i) in any country in the Territory for which such Persons are not authorized to promote or market under or are not authorized to promote or market pursuant to this Agreement, or (ii) for any use or indication not approved by the applicable Regulatory Authority in such country.

(b)    Each Party shall, and shall ensure its Affiliates, subcontractors, and distributors shall, ensure that all of its and their sales representatives promoting any product(s) within the FS Product Line and the External Products used in connection therewith, (i) have skills, training, and experience generally consistent with industry standards in the applicable country in the Territory applicable to the promotion, marketing, and sale of medical device products and technologies in such country, and (ii) have satisfactorily completed all product-specific training and ethics and compliance training required by such Party.

(c)    Each Party and its Affiliates shall not, and shall ensure that its subcontractors and distributors, and its and their respective sales representatives shall not, (i) make any statement, representation, or warranty, oral or written, concerning any product(s) within the FS Product Line and External Products used in connection therewith, in any country in the Territory, or use any labeling, literature or promotional, or marketing material for any of the foregoing in any country in the Territory that (A) is contrary to or inconsistent with the applicable Marketing Authorization Approval for such product(s) within the FS Product Line and External Products used in connection therewith, in such country in a manner that violates any Applicable Law in such country, or (B) violates any Applicable Law in such country, or (ii) make any arrangements with, make payments to, or provide gifts or other incentives to any healthcare professionals in violation of Applicable Law in such country. Each Party shall, and shall cause its Affiliates and ensure its subcontractors and distributors to, ensure that its and their sales representatives are familiar with the procedures, obligations, rights, and responsibilities imposed by the terms of this Agreement as applicable to the performance of promotional activities hereunder.

6.4    Commercialization Subcontractors. Either Party may perform any of its Commercialization activities and/or obligations under this Agreement through its Affiliates or one (1) or more subcontractors other than a Competitive Company; provided, that such Party shall at all times remain directly responsible for all of its Commercialization activities and obligations under this Agreement that have been delegated or subcontracted to any of its Affiliates or subcontractors and for ensuring that such Affiliates and subcontractors comply with the terms and conditions of this Agreement. In the event of a breach by any Party’s Affiliates or subcontractors of the same Party’s obligations under this Agreement, such Party hereby waives any obligation of the other Party to proceed directly against any such Affiliate or subcontractor prior to proceeding directly against such Party.

6.5    Marketing Studies. With respect to the Perpetual Territory, Acutus shall, on an as needed basis, perform any additional or supplemental sales and marketing support Clinical Trials with respect to product(s) within the FS Product Line (and External Products used with such products) as Acutus deems necessary in its sole discretion. The BIO Parties may suggest additional marketing support, which the Parties shall discuss in good faith. Acutus shall be solely responsible for conducting all such Clinical Trials in the Perpetual Territory and for all costs and expenses that it incurs therewith. Acutus shall conduct all such Clinical Trials in good scientific manner, in accordance with GCP, GLP, and Applicable Law, and in accordance with FDA’s requirements and conditions applicable to the product in question. Each Party shall, on an as needed basis, perform any additional or supplemental sales and marketing support Clinical Trials conducted by either Party with respect to products within the FS Product Line (and External Products used with such products) in any country in the Non-Perpetual Territory as such Party deems necessary in its sole discretion. Such Party shall be responsible for all costs and expenses that it incurs therewith. Each Party shall conduct all such Clinical Trials in good scientific manner, in accordance with GCP, GLP, and Applicable Law, and in accordance with the applicable Regulatory Authority’s requirements and conditions applicable to the product in question. In connection with the foregoing, the Approval Holder shall provide the other Party reasonable access to supporting Clinical Trial Data from existing Clinical Trials relating to the FS Product Line and/or the External Products respectively that such Approval Holder has performed and from any additional Clinical Trials relating to such product that such Approval Holder performs in the future.

6.6    Promotional Materials.

(a)    Preparation of Promotional Materials. Acutus shall prepare any Promotional Materials for any product(s) within the FS Product Line that are Commercialized by Acutus in the Perpetual Territory or that otherwise include an Acutus Trademark. The BIO Parties shall prepare the Promotional Materials for the External Products. Through each Party’s representation on the JSC, the Parties shall jointly review, prepare, and approve from a legal, medical, and regulatory perspective, any Promotional Materials for any product(s) within the FS Product Line and External Products used in connection therewith, Commercialized by either Party in any country in the Non-Perpetual Territory (including the EU). With respect to any External Products, such Promotional Materials shall reflect the BIO Parties’ branding (i.e., “BIOTRONIK”). With respect to any product(s) within the FS Product Line that are Commercialized by the BIO Parties in the Non-Perpetual Territory, such Promotional Materials may reflect either (i) the BIO Parties’ branding (i.e., “BIOTRONIK”) if such products will be Commercialized using the BIO Parties’ private label, or (ii) Acutus’ branding (solely with respect to any FS Catheter), as may be appropriate for a particular country in the Non-Perpetual Territory and mutually agreed by the Parties through their representation on the JSC. With respect to any Promotional Materials that the BIO Parties propose to use that include Acutus trademarks, brand names, images, and/or videos, Acutus shall have the right to review and approve such Promotional Materials prior to the BIO Parties’ use thereof; provided, that such approval shall not be unreasonably conditioned, withheld, or delayed. Acutus shall solely own all such Promotional Materials with respect to the FS Product Line, and Biotronik shall be permitted to use the Promotional Materials, at its sole cost and expense, in any country in the Non-Perpetual Territory, as the case may be and as permitted under this Section 6.6. With respect to any Promotional Materials that Acutus proposes to use that include the BIO Parties Trademarks, brand names, images, and/or videos, the BIO Parties shall have the right to review and approve such Promotional Materials prior to Acutus’ use thereof; provided, that such approval hall not be unreasonably conditioned, withheld, or delayed. The BIO Parties shall solely own all such Promotional Materials with respect to the External Products, and Acutus shall be permitted to use the Promotional Materials, at its sole cost and expense, in any country as permitted under this Section 6.6.

(b)    Regulatory Materials for Promotional Materials. With respect to the Perpetual Territory, Acutus shall be responsible for preparing and filing all regulatory materials associated with Promotional Materials to be used in connection with Commercialization of the FS Product Line in the Perpetual Territory. With respect to the Non-Perpetual Territory and External Products, the manufacturer of record shall be responsible for preparing and filing all regulatory materials associated with Promotional Materials to be used in connection with Commercialization of products within the FS Product Line in the Non-Perpetual Territory and External Products used in connection therewith. A Party undertaking Commercialization shall not be permitted to use such Promotional Materials until all regulatory materials have been filed with the appropriate Regulatory Authorities and the necessary Marketing Authorization Approval(s) have been obtained for such Promotional Materials.

6.7    Trademarks.

(a)    Subject to the terms and conditions of this Agreement, Acutus hereby grants the BIO Parties and their Affiliates a limited, sublicensable, co-exclusive license to use the Acutus Trademarks to Commercialize products within the FS Product Line that are manufactured by Acutus pursuant to the terms of this Agreement. Subject to the terms and conditions of this Agreement, the BIO Parties hereby grant Acutus and their Affiliates a limited, sublicensable, non-exclusive license to use the BIO Parties Trademarks to Commercialize External Products manufactured by the BIO Parties pursuant to the terms of this Agreement. For clarity, Acutus shall be permitted to Commercialize the External Products used in connection with any product(s) within the FS Product Line only under the BIO Parties Trademarks and for the Qiona irrigation pump under the Moller Medical trademarks and further pursuant to instructions regarding use of the BIO Parties Trademarks and/or the Moller Medical trademarks as set forth in the Manufacture and Supply Agreement.

(b)    Ownership of the Acutus Trademarks shall be and remain at all times with Acutus. Ownership of the BIO Parties Trademarks shall be and remain at all times with the BIO Parties. Each Party agrees not to adopt or make use of any trademarks which, in the opinion of the other Party, are confusingly similar to the other Party’s trademarks. All representations of a Party’s trademarks that the other Party intends to use shall be exact copies of those used by such Party or shall first be submitted to such Party for approval (which shall not be unreasonably withheld) of design, color, and other details. Each Party shall not engage in any activity that would adversely affect the name, reputation, or goodwill of the other Party. In addition, each Party shall fully comply with all reasonable guidelines, if any, communicated by the other Party concerning the use of the other Party’s trademarks. In no event may a Party use or authorize any use of any of the other Party’s trademarks in any domain name. Neither Party shall challenge or assist others to challenge the other Party’s trademarks (except to the extent such restriction is expressly prohibited by Applicable Law). Neither Party shall alter or remove any of the other Party’s trademarks affixed to a product within the FS Product Line or to any External Product by or on behalf of the other Party. Except as set forth in this Section 6.7, nothing contained in this Agreement shall grant or shall be deemed to grant to a Party any right, title, or interest in or to the other Party’s trademarks. Upon termination of this Agreement, each Party shall immediately cease to use any and all of the other Party’s trademarks, except in accordance with Section 13.3(b).

(c)    If the BIO Parties select to use their own trademarks in their Commercialization of products within the FS Product Line supplied by Acutus to the BIO Parties hereunder, the BIO Parties hereby grant to Acutus a limited license to use the BIO Parties Trademarks for the manufacturing, labeling, and supply of such products within the FS Product Line to the BIO Parties in accordance with the exemplary labeling provided by the BIO Parties.

6.8    Product Inventory. Each of the Parties shall maintain its inventory of any product(s) within the FS Product Line and External Products used in connection therewith in accordance with all labeled instructions. For clarity, each Party’s obligations with respect to the Manufacture and supply of products within the FS Product Line and the External Products used in connection therewith for purposes of Commercialization in the Territory are set forth in EXHIBIT 7.1 and the Manufacture and Supply Agreement.

6.9    Collaboration on Outside Activities. The Parties shall have the option at their election, but not the obligation, to collaborate with respect to the commercialization of certain other products and medical device technologies that are outside the current scope of this Agreement; provided, however, that neither Party shall be obligated to enter into any such future collaboration and/or arrangement. Such potential future collaboration may include (a) Acutus offering the BIO Parties certain distribution rights to certain Acutus products and medical device technologies in certain markets; (b) the BIO Parties offering to Acutus certain distribution rights to certain of the BIO Parties’ other products and medical device technologies in certain markets; and/or (c) the terms for any co-marketing, co-promotion, and/or bundling arrangements across any or all of a Party’s other product lines in any market, including ablation, mapping, invasive and non-invasive diagnostic monitoring, in each case of (a) through (c) subject to a separate arms-length negotiation, which terms once mutually agreed may be incorporated into this Agreement by a mutually agreed amendment to this Agreement.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1    Overview. The BIO Parties shall be responsible for the Manufacture and supply of the FS Electronic Products (solely until Acutus elects to Manufacture the FS Electronic Products itself or through a Third Party) and the External Products to Acutus, to support Acutus’ Development of the FS Product Line and Commercialization of the FS Product Line and External Products used in connection therewith in the Field in the Territory subject to the terms of this Agreement. Beginning and after completion of the Manufacturing Technology transfer in accordance with Section 4.3, and notwithstanding the Manufacturing License in Section 7.2, Acutus shall be responsible for the Manufacture and supply of any FS Catheter and Acutus shall have the option to elect to have the BIO Parties transfer responsibility for the Manufacture and supply of the FS Electronic Products from the BIO Parties to Acutus by providing at least twenty-four (24) months’ advance notice to the BIO Parties. The terms for such Manufacture and supply shall be negotiated in good faith by the Parties and memorialized in a written agreement promptly after request by either Party with respect thereto (the “Manufacture and Supply Agreement”); provided, that the terms of any such Manufacture and Supply Agreement shall be consistent with the terms set forth in EXHIBIT 7.1. Until the Parties enter into the Manufacture and Supply Agreement, the terms of this Agreement and those set forth in EXHIBIT 7.1 shall govern the supply, as between the Parties, of the foregoing products. In the event the Parties cannot mutually agree on the terms for the Manufacture and Supply Agreement, such terms shall be determined pursuant to Section 15.2.

7.2    Manufacturing License. During the Term, Acutus, on behalf of itself and its Affiliates solely with respect to any FS Catheter and the FS Electronic Products (but with respect to the latter, only if Acutus has commenced Manufacture thereof), and the BIO Parties, on behalf of itself and its Affiliates solely with respect to the External Products and the FS Electronic Products (but with respect to the latter, only if Acutus has not commenced Manufacture thereof), hereby grants to the other Party a non-exclusive, including the right to grant sublicenses (as provided below), under Intellectual Property Rights solely to the extent Controlled by such Party with respect to the relevant Manufacturing technology necessary for such other Party to Manufacture and have Manufactured any FS Catheter, FS Electronic Products (including in the case of Acutus as the granting party, its Later Acquired Acutus Technology, as applicable), or the External Products, as the case may be, for the sole purpose of Commercializing the FS Product Line and the Qubic RF generator, the Qubic Stim stimulator and successors thereto and products equivalent to the Qiona irrigation pump used in connection with the FS Product Line (the “Manufacturing License”), which Manufacturing License may only be exercised by such other Party following the earlier of (a) a Persistent Supply Failure, or (b) a discontinuation in Manufacture of any FS Catheter, FS Electronic Products, or External Products pursuant to Section 7.3 of this Agreement (including any relevant terms of the Manufacture and Supply Agreement) that results in the Parties being unable to reach mutual agreement on a resolution for such discontinuation.

7.3    Discontinuation of Manufacture. If at any point during the Term either Party wishes to discontinue Manufacture or supply of any FS Catheter, FS Electronic Products, or External Products, as the case may be, that are supplied to the other Party under the Manufacture and Supply Agreement (other than pursuant to a transfer of Manufacturing responsibility from the BIO Parties to Acutus with respect to FS Electronic Products), such Party shall notify the other Party twenty-four (24) months in advance of such discontinuation; provided, however, that thirty-six (36) months’ advance notice shall be provided in the case of discontinuation of the Qubic RF generator, which is one of the External Products provided by the BIO Parties to Acutus hereunder, and notice with respect to the Qiona irrigation pump shall be within five (5) Business Days of the BIO Parties’ knowledge of a discontinuation of the Qiona irrigation pump. The Parties shall discuss in good faith a resolution for such discontinuation, and the other Party shall have the right to place a final order of the applicable discontinued product, which the supplying Party shall promptly fulfill notwithstanding any forecasting obligations or requirements set forth in the Manufacture and Supply Agreement; provided, that the BIO Parties shall only be required to use good faith efforts to fulfill any final order for the Qiona irrigation pump. In the case of the Qiona irrigation pump, Acutus may, at any time, reach out to a Third Party for supply of products equivalent to the Qiona irrigation pump, as the case may be. If the Parties are unable to mutually agree on a reasonably acceptable solution for continued Manufacture and supply of the discontinued FS Catheter, FS Electronic Products, or External Products (excluding the Qiona irrigation pump) within thirty (30) days following any such notice regarding discontinuation, then the provisions of Section 7.4 of this Agreement (including as may be further detailed in the Manufacture and Supply Agreement) shall apply and, other than with respect to the Qiona irrigation pump, the discontinuing Party shall transfer the Manufacturing technology Controlled by the discontinuing Party either to the Party assuming Manufacturing responsibility or to an Alternative Manufacturer, as the case may be. The discontinuing Party shall be responsible for all costs associated with the technology transfer.

7.4    Alternative Manufacturer. Pursuant to the exercise of the Manufacturing License granted to each Party pursuant to Section 7.2 of this Agreement and the terms of the Manufacture and Supply Agreement, the BIO Parties or Acutus, as the case may be, shall have the right to have Manufactured any FS Catheter and/or FS Electronic Products and/or External Products (other than the Qiona irrigation pump) and products equivalent to the Qubic Stim stimulator from one (1) or more Third Party manufacturers (an “Alternative Manufacturer”) to fulfill its requirements for each of the foregoing. For avoidance of doubt, each Party shall also have the right to Manufacture such products itself for such purposes.

7.5    Persistent Supply Failure. If a Persistent Supply Failure occurs and such default cannot be cured within the time period as defined in the Manufacture and Supply Agreement, and as a result the non-defaulting Party elects to assume such Manufacture and supply, the non-defaulting Party shall provide written notice of its election to the other Party (a “Persistent Supply Failure Notice”). The defaulting Party shall provide to the non-defaulting Party or the Alternative Manufacturer (as the case may be) both technology transfer and other assistance, to facilitate the non-defaulting Party’s or the Alternative Manufacturer’s development, Manufacture, processing and/or supply of the applicable product. The defaulting Party shall be responsible for all costs associated with the technology transfer.

ARTICLE 8

FINANCIAL TERMS

8.1    Upfront Fee. In consideration of the rights granted to Acutus hereunder, Acutus shall pay to the BIO Parties a one-time, non-refundable, non-creditable upfront payment of Three Million U.S. Dollars ($3,000,000) within ten (10) Business Days after the Effective Date.

8.2    Technology Transfer Payment. In further consideration of the rights and licenses granted to Acutus hereunder, Acutus will pay to the BIO Parties a one-time, non-refundable, non-creditable technology transfer payment in the amount of Seven Million U.S. Dollars ($7,000,000) as follows: (a) Five Million U.S. Dollars ($5,000,000) shall be due and payable upon delivery or making available by the BIO Parties to Acutus all of the items (for which the BIO Parties are responsible) of Manufacturing Technology described in EXHIBIT 4.3(a) and the BIO FS Product Know-How described in EXHIBIT 4.3(b), and (b) the remaining Two Million U.S. Dollars ($2,000,000) shall be due and payable no later than 31 December 2019 ((a) and (b) collectively, the “Cash Technology Transfer Payment”). In addition to the foregoing Cash Technology Transfer Payment, and in further consideration of the rights and licenses granted to Acutus hereunder, Acutus will transfer to the BIO Parties shares of Acutus Series D preferred stock having an implied value of Five Million U.S. Dollars ($5,000,000) (which the Parties expect to equal at least two and one-half million (2,500,000 shares) (the “Shares Technology Transfer Payment”), on the terms set forth in EXHIBIT 8.2. The Shares Technology Transfer Payment shall be due and payable by Acutus on or before 31 March 2020 (or such later date as the Parties may later mutually agree in writing if Acutus requests an extension of this date).

8.3    Milestone Payments. In further consideration of the licenses and other rights granted to Acutus, upon achievement of each of the milestone events (each, a “Milestone”) set forth in the table immediately below by Acutus, its Affiliates or Sublicensees, Acutus shall pay the corresponding one-time, non-refundable, non-creditable milestone payment (each, a “Milestone Payment”) to the BIO Parties.

Milestone Number	Milestone Event	Milestone Payment (US$)
1	Upon receipt of the first Marketing Authorization Approval for the first FS Catheter in the EU in the Field	Two Million U.S. Dollars ($2,000,000)

2	Upon receipt of the first Marketing Authorization Approval for the first FS Catheter in the U.S. in the Field and indicated for use in atrial fibrillation ablation	Five Million U.S. Dollars ($5,000,000)

3	Upon First Commercial Sale in the U.S. of the first FS Catheter	Three Million U.S. Dollars ($3,000,000)

8.4    Unit Based Royalty Payment. In further consideration of the rights granted by the BIO Parties to Acutus hereunder, beginning and after the First Commercial Sale of the first FS Catheter within the FS Product Line in the Territory, Acutus shall make certain royalty payments to BIO Parties equal to in accordance with the table set forth in EXHIBIT 8.4, which payment shall be determined per each unit of such FS Catheters Sold by Acutus, its Affiliates or Sublicensees in the Territory that is Covered by a Valid Claim of a BIO FS Product Patent in the US or EU (the “Unit Based Royalty Payment”) in each Calendar Year.

8.5    Unit Based Sales and Royalty Report. Within thirty (30) days after each Calendar Quarter during the Term, following the First Commercial Sale of a FS Catheter by Acutus, its Affiliates, or Sublicensees, Acutus will prepare and provide to the BIO Parties a report setting forth the number of FS Catheters Sold in such Calendar Quarter and the royalties payable by Acutus (the “Unit Based Sales and Royalty Report”).

8.6    Reports and Payment Terms.

(a)    Milestones. Each Milestone shall be deemed earned as of the first achievement of the corresponding Milestone Event as set forth in Section 8.3. Acutus shall notify the BIO Parties in writing within thirty (30) days after the achievement of any Milestone Event. Following submission of a notice of the achievement of a Milestone Event, the BIO Parties shall submit an invoice to Acutus with respect to the corresponding milestone payment. Within thirty (30) days of the date of receipt of such invoice, Acutus shall make the milestone payment in accordance with Section 8.7.

(b)    Unit Based Royalty Payments. Within thirty (30) days after each Calendar Quarter during the Term, following the First Commercial Sale of the first FS Catheter, Acutus will provide to the BIO Parties a Unit Based Sales and Royalty Report. Biotronik shall submit an invoice to Acutus with respect to the Unit Based Royalty Payment amount shown therein. Acutus shall then make such Unit Based Royalty Payment within thirty (30) days of the date of receipt such invoice in accordance with Section 8.7.

8.7    Payment Method. All payments due under this Agreement to the BIO Parties shall be by wire transfer or electronic funds transfer in U.S. Dollars to the following bank account owned by VascoMed:

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or such other bank account as designated by either of the BIO Parties and confirmed by the other BIO Party in writing to Acutus at least ten (10) Business Days in advance of such payment’s due date. Any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location.

8.8    Currency; Exchange Rate. All payments to be made by Acutus to the BIO Parties under this Agreement shall be made in U.S. Dollars. If and when conversion of payments from or into any foreign currency is required to be undertaken by Acutus, the U.S. Dollar equivalent shall be calculated using the buying rate for the applicable currency of the country from which the royalties are payable, certified by the United States Federal Reserve Bank of New York, as published from time to time by the United States Federal Reserve Board, on the Internet at http://www.federalreserve.gov/releases/h10/, measured in accordance with the weighted average exchange rate associated with the Calendar Quarter during which any such royalties are due to be paid hereunder.

8.9    Late Payments. Any undisputed amount owed by Acutus to the BIO Parties under this Agreement that is not paid on or before the conclusion of a ten (10)-day grace period following the date such payment is due shall bear interest of six percent (6%) per annum; provided, that the foregoing shall not accrue on undisputed amounts that were paid after the due date as a result of mistaken BIO Parties actions (e.g., if a payment is late as a result of the BIO Parties providing an incorrect account for receipt of payment).

8.10    Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, Milestones, and other payments made by Acutus to the BIO Parties under this Agreement. To the extent Acutus is required by Applicable Law to deduct and withhold taxes owed by the BIO Parties on any payment to the BIO Parties under this Agreement, Acutus shall pay the amounts of such taxes to the Governmental Authority on the BIO Parties’ behalf in a timely manner, and the sum payable to the BIO Parties shall be decreased by the same amount. The BIO Parties shall provide Acutus any tax forms and such other documents as may be reasonably requested by Acutus that are necessary in order for Acutus to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. The BIO Parties shall use reasonable efforts to provide any such tax forms and documents to Acutus in advance of the due date. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the BIO Parties as the Party bearing such withholding tax under this Section 8.10.

8.11    Records and Audit Rights.

(a)    Financial Records. Each Party shall keep complete and accurate books and records with respect to activities undertaken pursuant to this Agreement in accordance with its respective Accounting Standards and in sufficient detail to support calculations of all payments that may become due hereunder. Each Party will keep such books and records for seven (7) years following the end of the Calendar Year to which they pertain, unless otherwise required by Applicable Law. For the avoidance of doubt, the BIO Parties shall maintain such books and records for the sole and limited purpose of enabling Acutus to verify the accuracy of any costs reported by the BIO Parties that are to be reimbursed by Acutus.

(b)    Audits.

(i)    Each Party shall have the right to appoint an internationally- recognized independent certified public accounting firm (which is reasonably acceptable to the other Party) (the “Auditor”) to audit the relevant books and records of the other Party solely to verify the correctness of any payments made or required to be made to or by the other Party pursuant to the terms of this Agreement. Before beginning its audit, the Auditor shall execute an undertaking reasonably acceptable to the other Party by which the Auditor shall keep confidential all information reviewed during such audit. The Auditor shall have the right to disclose to the auditing Party only its conclusions regarding any payments owed under this Agreement.

(ii)    Each Party shall make its books and records available for inspection by such Auditor during regular business hours at such place or places where such books and records are customarily kept, upon receipt of reasonable advance notice from the other Party, solely to verify the accuracy of the payments to be made hereunder. The Auditor may only audit the books and records of such Party from the three (3) Calendar Years prior to the Calendar Year in which the audit request is made. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to books and records covering any specific period of time. All information received and all information learned by the auditing Party in the course of any audit or inspection shall constitute Confidential Information of the audited Party.

(iii)    The auditing Party shall pay for the cost of the Auditor, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any adjustment adverse to the audited Party in aggregate amounts payable for any Calendar Year shown by such audit of more than five percent (5%) of the amount paid, then the audited Party shall pay for the cost of the Auditor.

(iv)    The Auditor shall provide its initial draft of its report to the BIO Parties and Acutus simultaneously for their review and comment, which comments each of the BIO Parties and Acutus must provide within sixty (60) days of receipt of the draft, failing which it shall be deemed to have no comments. The Auditor shall consider, but is not required to accept, any such comments. Further, in its report, the Auditor shall have the right to disclose its conclusions regarding any underpayment or overpayment under this Agreement, but shall not have the right to disclose any other Confidential Information obtained regarding the audited Party’s results or processes obtained through the audit. The Auditor shall thereafter provide its final report to the BIO Parties and Acutus contemporaneously.

(v)    If, after conducting an audit pursuant to this Section 8.11(b), the Auditor concludes that adjusted payments are required hereunder, then the Parties shall carry out such adjustments pursuant to Section 8.7.

(vi)    If and to the extent Acutus is required under this Agreement to make payment to the BIO Parties for certain reimbursable costs (e.g., as provided under Section 4.3(a) in the event the BIO Parties expend additional resources and FTEs to effect the Manufacturing Technology transfer to Acutus), then Acutus shall be permitted to exercise the audit rights under this Section 8.11 only with respect to that limited portion of the BIO Parties’ financial books and records that directly relate to the costs incurred by the BIO Parties for such additional resources and FTE commitments and solely for the purpose of confirming the accuracy of such reported reimbursable costs.

8.12    Costs. In addition to the specific costs to be assumed by each of the BIO Parties and Acutus as described herein, each Party will be responsible for all costs that it incurs in exercising its rights and meeting its obligations under this Agreement, except as expressly set forth otherwise in this Agreement.

8.13    No Guarantee. Each of the BIO Parties and Acutus acknowledges and agrees that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of the FS Product Line and External Products used in connection therewith, and that the milestone events and royalty obligations set forth in this Agreement or that have otherwise been discussed by the Parties are merely intended to define the milestone payments and royalty obligations to the BIO Parties in the event such milestone events or unit sales of the FS Catheter are achieved. Neither Party provides any representation, warranty, or guarantee that (a) the Manufacture of any product within the FS Product Line or the External Products used in connection therewith will be successful, or even if successful that it will be commercially viable; (b) Development of any product within the FS Product Line or the External Products used in connection therewith will be successful; (c) that Marketing Authorization Approval or any other Regulatory Approval for any product within the FS Product Line or the External Products will be obtained; or (d) that any other particular results will be achieved with respect to the Commercialization of any product within the FS Product Line or External Products used in connection therewith.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1    Ownership of Inventions. As between the Parties, each Party shall own all inventions and information generated by it and its Affiliates and their respective employees, agents, and independent contractors in the course of conducting such Party’s activities under this Agreement. Except as mutually agreed by the Parties, neither Party shall prepare, file, prosecute, maintain, enforce, or defend any jointly owned patent or patent application other than BIO FS Product Patents or Later Acquired Acutus Patents.

9.2    Disclosure of Inventions. Each Party shall promptly disclose to the other Party all inventions arising in the course of conducting such Party’s activities under this Agreement, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates, employees, agents, or independent contractors describing such inventions. Such Party shall also respond promptly to reasonable requests from the other Party for more information relating to such inventions.

9.3    Filing, Prosecution, Maintenance, Enforcement, and Defense of the BIO FS Product Patents.

(a)    As between the Parties, the BIO Parties shall have the initial right and authority (but not the obligation) to prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings), and maintain the BIO FS Product Patents. The BIO Parties shall advise Acutus of the status of prosecution of the BIO FS Product Patents and shall provide Acutus with copies of any material patent prosecution communications and filings reasonably in advance of any filing or other communication deadline, to allow Acutus the opportunity to comment thereon and consult with the BIO Parties about, and consider in good faith requests and suggestions of Acutus concerning, such prosecution of the BIO FS Product Patents. The BIO Parties shall be responsible for all costs incurred by it in the course of preparing, filing, prosecuting, maintaining, enforcing and defending the BIO FS Product Patents.

(b)    If either Party learns of any actual or suspected commercially material infringement by a Third Party of a Patent Right related to the BIO FS Product Patents, it shall promptly notify the other Party, and representatives of the BIO Parties and Acutus shall confer to determine in good faith an appropriate course of action to enforce such Intellectual Property Rights; provided, that the BIO Parties shall have the initial right (but not the obligation) to be the Controlling Party of any such action that pertains to any such action in the Non-Perpetual Territory or to any External Product and Acutus shall have the initial right (but not the obligation) to be the Controlling Party of any such action that pertains to a product within the FS Product Line in the Perpetual Territory.

(c)    Upon notice that a Third Party has commenced any action to oppose, revoke, cancel, or invalidate a Patent Right related to the BIO FS Product Patents, the BIO Parties and Acutus shall confer to determine in good faith an appropriate course of action to defend such Intellectual Property Rights; provided, that the BIO Parties shall be the Controlling Party of any such defense unless otherwise mutually agreed by the Parties; provided further, that where such defense is in connection with any enforcement action, the Party controlling the enforcement action as provided in Section 9.3(b) shall be the Controlling Party, unless there is a product, technology, or platform other than a product within the FS Product Line or the External Products that is owned or Controlled by the BIO Parties and protected by the BIO FS Product Patents in question or any other Patent Rights that claim priority to or share priority with such BIO FS Product Patents, in which case the BIO Parties shall control such defense.

(d)    In the event that the BIO Parties decide not to file or prosecute, or to abandon or let lapse, any patent application or Patent Right related to or within the BIO FS Product Patents during the Term, the BIO Parties shall notify Acutus of such decision at least sixty (60) days prior to the expiration of any deadline relating to such activities. Acutus shall have the option, but not the obligation, to assume responsibility in writing within thirty (30) days of such notice for prosecuting, maintaining, and defending such patent application or Patent Right, at Acutus’ sole cost and expense. Assuming Acutus exercises its option, Acutus shall keep the BIO Parties informed of material communications to and from the applicable patent offices concerning prosecution of such patent application or Patent Right.

(e)    Cooperation in Prosecution and Extensions. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts as provided in this Section 9.2, including, with respect to patent term extensions, supplemental protection certificates and other patent filings and linkages, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.4    Filing, Prosecution, Maintenance, and Defense of the Later Acquired Acutus Patents.

(a)    As between the Parties, Acutus shall have the initial right and authority (but not the obligation) to prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings), maintain, enforce and defend the Later Acquired

Acutus Patents. Acutus shall advise the BIO Parties of the status of prosecution of the Later Acquired Acutus Patents and shall provide the BIO Parties with copies of any material patent prosecution communications and filings reasonably in advance of any filing or other communication deadline, to allow the BIO Parties the opportunity to comment thereon and consult with Acutus about, and consider in good faith requests and suggestions of the BIO Parties concerning, such prosecution of the Later Acquired Acutus Patents. Acutus shall be responsible for all costs incurred by it in the course of preparing, filing, prosecuting and maintaining the Later Acquired Acutus Patents.

(b)    If either Party learns of any actual or suspected commercially material infringement by a Third Party of a Patent Right related to Later Acquired Acutus Patents, it shall promptly notify the other Party, and representatives of Acutus and the BIO Parties shall confer to determine in good faith an appropriate course of action to enforce such Intellectual Property Rights; provided, that Acutus shall have the initial right (but not the obligation) to be the Controlling Party of any such action.

(c)    Upon notice that a Third Party has commenced any action to oppose, revoke, cancel, or invalidate a Patent Right related to the Later Acquired Acutus Patents, Acutus and the BIO Parties shall confer to determine in good faith an appropriate course of action to defend such Intellectual Property Rights; provided, that Acutus shall be the Controlling Party of any such defense unless otherwise mutually agreed by the Parties; provided further, that where such defense is in connection with any enforcement action, the Party controlling the enforcement action as provided in Section 9.4(b) shall be the Controlling Party, unless there is a product, technology, or platform other than a product within the FS Product Line or the External Products that is owned or Controlled by Acutus and protected by the Later Acquired Acutus Patents in question or any other Patent Rights that claim priority to or share priority with such Later Acquired Acutus Patents, in which case the Acutus shall control such defense.

(d)    In the event that Acutus decides not to file or prosecute, or to abandon or let lapse, any Later Acquired Acutus Patents during the Term, Acutus shall notify the BIO Parties of such decision at least sixty (60) days prior to the expiration of any deadline relating to such activities. The BIO Parties shall have the option (but not the obligation) to assume responsibility in writing within thirty (30) days of such notice for prosecuting, maintaining, and defending such Later Acquired Acutus Patents, at the BIO Parties’ sole expense. Failure by the BIO Parties to provide Acutus with its written intent to assume such prosecution, maintenance, and defense shall be considered a decision by the BIO Parties that it will not exercise such option, and such option shall immediately terminate. Assuming the BIO Parties exercises its option, the BIO Parties shall keep Acutus informed of all material communications to and from the applicable patent offices concerning prosecution of such Later Acquired Acutus Patent.

(e)    Cooperation in Prosecution and Extensions. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts as provided in this Section 9.4, including, with respect to patent term extensions, supplemental protection certificates and other patent filings and linkages, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.5    Enforcement and Defense of Patent Rights.

(a)    A Party asserting its right to enforce or defend any Patent Right under this Agreement (the “Controlling Party”) shall keep the other Party reasonably informed during the course of any legal action related to such enforcement or defense (an “Action”), and shall consult with such other Party before taking any major steps during the conduct of such Action. The other Party shall provide all reasonable cooperation to the Controlling Party in connection with such Action, including being named as a party to such Action if required for standing purposes.

(b)    The Controlling Party in an Action shall not take any position with respect to, or compromise or settle, such Action in any way that is reasonably likely to directly and adversely affect the scope, validity, or enforceability of any patent without the other Party’s prior written consent (not to be unreasonably withheld, conditioned, or delayed).

(c)    A Party having the right to be the Controlling Party in an Action shall provide prompt written notice to the other Party (in a sufficiently timely manner that such Action will not be prejudiced) if:

(i)    it does not intend to pursue the Action pursuant to this Section 9.5 or take such other action as is required or permitted under the Act to preserve its ability to prosecute a potential Action; or

(ii)    it has not commenced such Action within the earlier of: (A) ninety (90) days after notice of infringement, or (B) twenty-one (21) days prior to the time limit, if any, set forth under Applicable Law for filing such Action or taking such other action; or

(iii)    it has ceased or intends to cease to diligently pursue such Action or such other action

(d)    Upon receipt of such written notice under Section 9.5(c), the other Party shall have the option to become the Controlling Party. The other Party shall respond with written notice within five (5) Business Days indicating if it intends to exercise such option, upon which such other Party shall become the Controlling Party, and may take its own action (at its own expense) to enforce, or take such other action with respect to, such Action, including initiating its own Action or taking over prosecution of any such Action initiated previously. Failure to provide such written notice shall be considered a decision by the other Party that it will not exercise such option, and such option shall immediately terminate.

(e)    Any recovery from an Action shall be first used to offset expenses of each Party directly attributable to such Action in proportion to each Party’s expenses. Any remaining recovery shall belong to the Controlling Party.

9.6    Personnel Obligations. Prior to beginning work as contemplated under this Agreement, each employee, subcontractor, consultant, representative, or agent of the BIO Parties or Acutus or of either Party’s respective Affiliates or sublicensees shall be bound by nondisclosure and invention assignment obligations which are consistent with the obligations of the BIO Parties or Acutus, as applicable, in this ARTICLE 9, to the extent permitted by Applicable Law. It is understood and agreed that such non-disclosure and invention assignment agreement need not reference or be specific to this Agreement.

9.7    Trademarks and Corporate Logos. Except as set forth in this Agreement, each Party and its Affiliates shall retain all right, title, and interest in and to its and their respective corporate trademarks, house marks, corporate names, or logos. Neither Party shall, without the other Party’s prior written consent, use any such trademarks, house marks, corporate names, or logos of the other Party, or marks confusingly similar thereto, in connection with such Party’s Commercialization of any product in the Territory under this Agreement; provided, that (a) with regard to Commercialization of any FS Product and/or FS Electronic Product by Acutus in the Perpetual Territory, Acutus shall use its own logo and Acutus Trademarks on all packaging for and materials regarding the foregoing in the Perpetual Territory, and (b) with regard to Commercialization of any External Products by Acutus in the Territory (including the Perpetual Territory), Acutus shall use the respective BIO Parties’ logo and relevant BIO Parties Trademarks on all packaging for and materials regarding the foregoing in the Territory; provided further, that with regard to Commercialization of any product within the FS Product Line by the BIO Parties in the Non-Perpetual Territory that is supplied by Acutus to the BIO Parties, the BIO Parties shall be permitted to use either its own logo and BIO Parties Trademarks (to the extent permitted by Applicable Law) or Acutus’ logo or Acutus Trademarks on all packaging for and materials regarding the foregoing, in accordance with Section 6.7.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)    Corporate Existence and Power. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated by this Agreement, including the right to grant the licenses and rights granted by it hereunder.

(b)    Authority and Binding Agreement. It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to the application of principles of equity, the availability of the remedy specific performance, and to applicable public policy and court discretion.

(c)    No Conflict. It is not a party to any agreement or commitment that would prevent it from performing its obligations under this Agreement.

(d)    No Debarment. None of such Party’s employees, consultants or contractors: (i) (is debarred under Section 306(a) or 306(b) of the FD&C Act or by the analogous Applicable Law of any Regulatory Authority; (ii) has, to such Party’s knowledge, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)–(3), or pursuant to any analogous Applicable Laws, or is proposed for exclusion, or is the subject of exclusion or debarment proceedings by a Regulatory Authority; or (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs, or is excluded, suspended or debarred by any Regulatory Authority from participation, or is otherwise ineligible to participate, in any procurement or non-procurement programs (collectively, (i) through (iii), the “Debarment Laws”).

10.2    Representations, Warranties, and Covenants by the BIO Parties. The BIO Parties hereby represent and warrant to Acutus as of the Effective Date as follows:

(a)    Sufficient Rights. The BIO Parties have sufficient rights, power, and authority to grant the licenses and rights under Section 2.1 for the purposes expressly set forth in this Agreement in the Field in the Territory.

(b)    No Conflict. As of the Effective Date, (i) the BIO Parties have not granted rights to any Third Party that conflict with the rights granted to Acutus hereunder, and (ii) the licensing of the BIO FS Product Technology to Acutus under this Agreement does not breach any contract between the BIO Parties and any Third Party or give rise to any financial obligation to any Third Party under any such contract to which BIO Parties are a party.

(c)    Notice of Infringement or Misappropriation. To the BIO Parties’ knowledge, no Third Party is infringing or has infringed or is misappropriating the BIO Product Technology existing as of the Effective Date. In addition, as of the Effective Date, neither of the BIO Parties has received written notification from any Third Party alleging that any of the BIO Product Technology infringes or misappropriates any Intellectual Property Rights of a Third Party.

(d)    No Legal Proceedings. To the BIO Parties’ knowledge, there is no action, suit, proceeding, or arbitration (other than ordinary course patent prosecution proceedings), in law or in equity, pending as the Effective Date against either of the BIO Parties involving the FS Product Line or the External Products.

10.3    Representations and Warranties by Acutus. Acutus hereby represents and warrants to the BIO Parties as of the Effective Date as follows:

(a)    Sufficient Rights. Acutus has sufficient rights, power, and authority to grant the licenses and rights under Section 2.2.

(b)    Due Diligence. Acutus acknowledges that, (i) to the knowledge of Acutus, it has been furnished the material related to the BIO Product Technology and Manufacturing Technology that it has requested in connection with the diligence process; (ii) it has completed to its satisfaction an investigation of the BIO Product Technology and Manufacturing Technology; and (iii) in making its decision to enter into this Agreement, and to consummate the transactions contemplated hereby, it is not relying on any representations or warranties of the BIO Parties other than the representations and warranties set forth in Sections 10.1 and 10.2. Acutus has no knowledge that any representation or warranties of the BIO Parties made in this Agreement are not true and correct.

(c)    No Legal Proceedings. There is no action, claim, suit, proceeding, arbitration, summons or subpoena (other than ordinary course patent prosecution proceedings) of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the best of Acutus’ knowledge after due and proper investigation by Acutus, threatened in writing against Acutus.

10.4    Covenants by BIO Parties.

(a)    Patent Challenge. The BIO Parties shall not, and shall ensure that its Affiliates shall not, directly or indirectly through any Third Party, challenge the validity or enforceability of any Later Acquired Acutus Patent, within the scope of the license granted to BIO Parties under this Agreement, in any jurisdiction.

(b)    No Conflict. During the Term, the BIO Parties will not grant rights or licenses to any Third Party that conflict with, limit, impair or restrict any of the rights or licenses granted to the BIO Parties hereunder.

10.5    Covenants by Acutus.

(a)    Patent Challenge. Acutus shall not, and shall ensure that its Affiliates shall not, directly or indirectly through any Third Party, challenge the validity or enforceability of any BIO FS Product Patent, within the scope of the license granted to BIO Parties under this Agreement, in any jurisdiction.

(b)    No Conflict. During the Term, Acutus will not grant rights or licenses to any Third Party that conflict with, limit, impair or restrict any of the rights or licenses granted to the BIO Parties hereunder.

(c)    FTO. Acutus agrees and covenants that promptly following the Effective Date it shall, at its sole cost and expense, using external counsel of its choice, undertake and complete a diligent search and analysis of Third Party owned Patent Rights that may be infringed by the Commercialization of the FS Product Line in the U.S. as contemplated by this Agreement (any such Patent Rights identified by Acutus, a “Potential FTP Issue”). Acutus shall, at its sole cost and expense, appropriately resolve any Potential FTO Issues.

10.6    Covenants by Both Parties.

(a)    Conduct of Activities.

(i)    Each Party and its respective Affiliates, and its and their respective employees and contractors, in connection with the performance of its and their respective obligations under this Agreement, shall not violate any Applicable Law, the federal civil false claims act (or any state equivalent), government price reporting laws, consumer protection and unfair trade practices laws or export control laws.

(ii)    Each Party shall promptly (and in any event within three (3) Business Days) notify the other Party if such notifying Party has determined that there may be a violation of Applicable Law in connection with the performance under this Agreement or the Development, Commercialization and/or Distribution of any product under this Agreement by any Party or any Person.

(b)    No Debarment. Neither Party will use, during the Term, any employee, consultant or contractor who has been or is subject to debarment, exclusion, or suspension under any Debarment Laws.

(c)    Anti-Bribery. Without limiting the generality of Section 10.6(a)(i), (i) it has been and will continue to comply with all applicable anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (or similar Applicable Law outside the United States), and (ii) to its knowledge, no bribes, payments, kickback, gifts, hospitality, donations, loans, or anything of value have been or will be made or received, offered, promised or authorized by such Party, directly or indirectly, to improperly influence any act or decision of any Person or entity, induce any Person or entity to do or omit to do any act in violation of any Person’s or entities’ lawful duties, or secure any improper advantage.

10.7    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF THE BIO PARTIES OR ACUTUS, AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MIS APPROPRIATION.

ARTICLE 11

INDEMNIFICATION

11.1    Indemnification by the BIO Parties. The BIO Parties shall defend, indemnify, and hold Acutus, its Affiliates, and each of their respective shareholders, owners, officers, directors, employees, and agents (the “Acutus Indemnitees”) harmless from and against all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and expenses incurred by such Acutus Indemnitees (collectively, the “Acutus Damages”), to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, the “Acutus Claims”) against such Acutus Indemnitee that arise from: (a) any BIO Party Liability Undertaking; (b) the willful misconduct, recklessness or grossly negligent acts of any of Biotronik, VascoMed, their Affiliates, and each of their respective officers, directors, employees, and agents (the “BIO Party Indemnitees”); or (c) the breach of any of the BIO Parties’ representations, warranties or covenants set forth in ARTICLE 10; provided, however, except in each case to the extent that such Acutus Claims or Acutus Damages are attributable to any matter for which Acutus is obligated to indemnify a BIO Party Indemnitee pursuant to Section 11.2.

11.2    Indemnification by Acutus. Acutus shall defend, indemnify, and hold the BIO Party Indemnitees harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and expenses by such BIO Party Indemnitees (collectively, “BIO Party Damages”), to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “BIO Party Claims”) against such BIO Party Indemnitee that arise from: (a) any Acutus Liability Undertaking; (b) the willful misconduct, recklessness or grossly negligent acts of any Acutus Indemnitees; or (c) a breach of any of Acutus’ representations, warranties or covenants set forth in ARTICLE 10; provided, however, except in each case to the extent that such BIO Party Claims or BIO Party Damages are attributable to any matter for which the BIO Parties are obligated to indemnify an Acutus Indemnitee pursuant to Section 11.1.

11.3    Indemnification Procedures.

(a)    A Person entitled to indemnification pursuant to either Section 11.1 or Section 11.2 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” In the event any Acutus Indemnitee or BIO Party Indemnitee is seeking indemnification under either Section 11.1 or Section 11.2, Acutus or the BIO Parties, as applicable, will inform the applicable Indemnitor of a Claim as soon as reasonably practicable, but in no event more than five (5) Business Days, after it receives notice of the Claim, it being understood and agreed that the failure to give notice of a Claim as provided in this Section 11.3 will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice.

(b)    The Indemnitee will permit the Indemnitor to assume direction and control of the defense of such Claim using counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee and, at the Indemnitor’s expense, will cooperate, and cause its Affiliates and agents to cooperate, as reasonably requested in the defense of such Claim. The Indemnitee will have the right to retain its own counsel at its own expense.

(c)    The Indemnitor may not settle such Claim, or otherwise consent to an adverse judgment in such Claim without the Indemnitee’s prior written consent, not to be unreasonably withheld or delayed; provided, that the Indemnitor shall not be required to obtain such consent with respect to the settlement of any Claim under which the sole relief provided is for monetary damages that are paid in full by the Indemnitor, which would not diminish or limit or otherwise adversely affect the rights, activities or financial interests of the Indemnitee, and which does not result in any finding or admission of fault by the Indemnitee. Each of the Indemnitee and the Indemnitor shall not make any admission of liability in respect of any Claim without the prior written consent of the other Party, and the Indemnitee shall use reasonable efforts to mitigate Losses arising from such Claim.

11.4    Limitation of Liability. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN LAW, EQUITY, CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS OR OPPORTUNITIES OR DIMINUTION OF GOODWILL SUFFERED BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EXCEPT FOR A BREACH OF ARTICLE 12 OR TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS A RESULT OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 11. NOTWITHSTANDING ANYTHING EXPRESS OR IMPLIED IN THIS SECTION 11.4, A PARTY OR ITS AFFILIATE, AS APPLICABLE, SHALL BE ENTITLED TO RECOVER ALL AMOUNTS ACCRUED AND OWING UNDER THIS AGREEMENT.

11.5    Insurance. Each Party shall secure and maintain in effect, during the Term of this Agreement, comprehensive general liability insurance (including product liability insurance and coverage for Clinical Trials), underwritten by a reputable insurance carrier, in a form and having liability limits standard and customary for entities in the medical device industry in each applicable country within the Territory based on such Party’s activities and indemnification obligations under this Agreement, as applicable. Each Party shall provide the other Party with written evidence of such insurance promptly upon request.

ARTICLE 12

CONFIDENTIALITY

12.1    Duty of Confidence.

(a)    Subject to the other provisions of this ARTICLE 12, all Confidential Information disclosed by a Party (“Disclosing Party”) or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the other Party (“Recipient Party”). The Recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the Recipient Party under this Agreement. Subject to the other provisions of this ARTICLE 12, each Party shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such Recipient Party maintains its own confidential information. Subject to the other provisions of this ARTICLE 12, a Recipient Party may only disclose Confidential Information of the other Party to employees, representatives, agents, sublicensees, subcontractors, consultants and advisers of the Recipient Party and its Affiliates to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality and refrain from use of the Confidential Information in a manner consistent with the confidentiality and nonuse provisions of this Agreement.

(b)    Subject to the other provisions of this ARTICLE 12, the terms and conditions of this Agreement shall be considered Confidential Information of both Parties and each Party shall maintain in confidence and otherwise safeguard such terms and conditions as such in accordance with this ARTICLE 12.

12.2    Exceptions. The obligations under this ARTICLE 12 shall not apply to any information to the extent the Recipient Party can demonstrate by competent evidence that such information:

(a)    is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Recipient Party or its Affiliates;

(b)    was known to, or was otherwise in the possession of, the Recipient Party or its Affiliates without confidentiality obligations prior to the time of disclosure by the Disclosing Party or any of its Affiliates;

(c)    is disclosed to the Recipient Party or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party or any of its Affiliates; or

(d)    is independently developed by or on behalf of the Recipient Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the Disclosing Party or its Affiliates under this Agreement.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Recipient Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Recipient Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Recipient Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Recipient Party unless the combination and its principles are in the public domain or in the possession of the Recipient Party.

12.3    Authorized Disclosure.

(a)    In addition to disclosures allowed under Section 12.1 and under Section 12.3(c), each Party may disclose Confidential Information belonging to the other Party or its Affiliates solely to the extent such disclosure is necessary in the following instances: (i) filing or prosecuting Patent Rights as permitted by this Agreement, to the extent approved by the Disclosing Party; (ii) in connection with Regulatory Filings for FS Product Line or External Products; (iii) prosecuting or defending litigation arising from this Agreement; (iv) complying with Applicable Law, court orders or governmental regulations, including rules of self-regulatory organizations and SEC filing and disclosure requirements; and (v) to potential or actual investors or acquirers as may be necessary in connection with their evaluation of a potential or actual investment or acquisition; provided, that such investors or acquirers shall be subject to reasonable obligations of confidentiality and non-use no less rigorous than the terms contained in this Agreement.

(b)    In the event the Recipient Party is required to disclose Confidential Information of the Disclosing Party by law, applicable court order or governmental regulation or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided that the Recipient Party (i) informs the Disclosing Party as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to that which is legally required to be disclosed; and (iii) at the Disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.

(c)    Either Party may disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential and actual acquirers (and their respective professional attorneys and advisors), in connection with a potential or actual merger, acquisition or reorganization and to existing and potential investors or lenders of such Party, as part of their due diligence investigations, or to existing and potential licensees or sublicensees or to permitted assignees, in each case under reasonable terms of confidentiality and non-use and to use such information solely for the purpose permitted pursuant to this Section 12.3(c), provided that if such disclosure includes the Exhibits to this Agreement, the terms of confidentiality and non-use shall be no less rigorous than the terms contained in this Agreement.

12.4    Public Disclosures of Data.

(a)    Neither Party nor any of its Affiliates shall, except as may be required by Applicable Law in the reasonable judgment of such Party or its Affiliates and its or their counsel, publicly disclose data or results of Clinical Trials or Nonclinical Studies with respect to the FS Product Line or External Products that have not already been publicly disclosed (whether conducted prior to or during the Term), except as provided in this Section 12.4.

(b)    Publications. Publications of data and results of Clinical Trials or Nonclinical Studies relating to or arising out of Development activities hereunder in peer-reviewed journals or at conferences (“Publications”) shall be made only pursuant to this Section 12.4(b). The Party that generated such data and results shall have the final say to publish such data and results. The Party proposing a Publication shall provide the other Party with the opportunity to review the proposed Publication at least thirty (30) days prior to its intended submission for publication. If the other Party offers no comments on the Publication, the submitting Party may submit the Publication thirty (30) days after it provided the Publication to the reviewing Party (or earlier, with the written consent of the reviewing Party). The submitting Party shall consider the comments of the reviewing Party in good faith. Notwithstanding the foregoing, the neither Party shall have the right to publicly disclose the other Party’s Confidential Information without such other Party’s consent, which consent shall not be unreasonably withheld, except that this restriction shall not restrict such proposing Party from publication of any Clinical Trial results. Each Party agrees to acknowledge the contributions of the other Party, and the employees of the other Party, in all publications as scientifically appropriate.

12.5    Publicity.

(a)    A press release announcing this Agreement (but not its contents) will be mutually agreed upon by the Parties and shall be released on the Effective Date, unless otherwise agreed by the Parties. Except pursuant to exercise of a Party’s rights under Section 6.7 or Section 12.4, neither Party shall issue any other press release or make any other public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that in the event any Party fails to provide such prior written consent, the Party wishing to issue such press release or public announcement may refer such dispute to the JSC for resolution in accordance with Section 3.4. The Party preparing any such other press release or public announcement shall, if reasonably practicable, provide the other Party with a draft thereof at least ten (10) Business Days prior to the date on which such Party would like to issue the press release or make the public announcement; provided, however, that a Party may issue such press release or public announcement without such prior review and consent by the other Party if (i) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, and (ii) such press release or public announcement does not materially differ from the previously issued press release or other publicly available information. Notwithstanding the foregoing, under no circumstance may either Party use the name, trademark, trade name, logo or image of the other Party or its Affiliates in any publicity, press release or other public announcement, including on any website or public forum, without the prior written consent of the other Party, other than in exercise of such Party’s rights under Section 6.7 or Section 12.4. In addition, if a Party enters into a sublicense or other agreement with any sublicensee, subcontractor or other Third Party, such Party shall not permit such sublicensee, subcontractor or other Third Party to use the name, trademark, trade name, logo or image of the other Party or its Affiliates in any publicity, press release or other public announcement, including on any website or public forum, without the prior written consent of the other Party, other than in exercise of such Party’s rights under Section 6.7 or Section 12.4. Nothing in this Section 12.5 prohibits disclosure of any statement of fact made regarding the FS Product Line and the External Products used in connection therewith in the course of the conduct of Clinical Trials or communications with Regulatory Authorities.

(b)    Notwithstanding the other provisions of this ARTICLE 12, each Party may make any disclosures required of it, including disclosure of the terms of this Agreement, to comply with any duty of disclosure it may have pursuant to Applicable Law or pursuant to the rules of any Governmental Authority (including the SEC or the FDA) or any recognized stock exchange. In the event of a disclosure required by Applicable Law, Governmental Authority or the rules of any recognized stock exchange, the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure. If the Parties are unable to agree on the timing, form or content of any required disclosure, such disclosure shall be limited to the minimum required as reasonably determined by the Party subject to the disclosure requirement, in consultation with its legal counsel. Notwithstanding the foregoing, if so requested by the other Party, the Party subject to such requirement shall use Commercially Reasonable Efforts to obtain an order protecting to the maximum extent possible the confidentiality of the required disclosures, or such portion thereof as reasonably requested by the other Party, including any provisions of this Agreement requested by the other Party to be redacted from any filing with or by the SEC or other Governmental Authority or recognized stock exchange.

12.6    Return of Confidential Information. Upon the expiration or termination of this Agreement, the Recipient Party shall return to the Disclosing Party or destroy all Confidential Information received by the Recipient Party from the Disclosing Party, except for one copy which may be retained in its confidential files for archive purposes. Notwithstanding the return or destruction of the Disclosing Party’s Confidential Information, the Recipient Party shall continue to be bound by its obligations of confidentiality and other obligations under this ARTICLE 12.

ARTICLE 13

TERM AND TERMINATION

13.1    Term. Unless this Agreement is terminated earlier as provided under Section 13.2, this Agreement shall become effective on the Effective Date and shall remain in effect for and including the tenth (10th) anniversary of the Effective Date and shall continue thereafter for successive additional five (5)-year periods until Acutus provides the BIO Parties with written notice of non-renewal at least one (1) year prior to the expiration of the then-current Term (the “Term”).

13.2    Termination by Either Party for Breach or Insolvency.

(a)    Breach. Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it under Applicable Law or in equity, terminate this Agreement, in its entirety, if the other Party (the “Breaching Party”) shall have materially breached this Agreement, and such breach shall have continued for ninety (90) days after written notice thereof was provided to the Breaching Party by the Non-Breaching Party describing the alleged breach. Subject to Section 13.2(b) any such termination of this Agreement under this Section 13.2(a) shall become effective at the end of such ninety (90) day cure period, unless:

(i)    the Breaching Party has cured such breach prior to the expiration of such cure period; or

(ii)    such breach is not susceptible to cure within such cure period even with the use of Commercially Reasonable Efforts, in which event the Non-Breaching Party’s right to termination shall be suspended only if and for so long as (A) the Breaching Party has provided to the Non-Breaching Party a reasonable written plan that is reasonably calculated to address such breach, (B) such plan is acceptable to the Non-Breaching Party, as confirmed in writing, which acceptance shall not be unreasonably withheld, conditioned, or delayed, and (C) the Breaching Party commits to and uses Commercially Reasonable Efforts to carry out such plan; or

(iii)    such breach pertains to any breach by Acutus other than (A) failure to timely pay the BIO Parties an undisputed amount due hereunder, or (B) failure to timely issue the shares to the BIO Parties pursuant to Section 8.2 (collectively (A) and (B), an “Acutus Payment Breach”), where in the case of an Acutus Payment Breach, this Agreement shall terminate, and where in the case of any other material breach by Acutus, this Agreement shall not terminate and the licenses and rights granted to Acutus under Section 2.1 that are exclusive or co-exclusive shall convert to non-exclusive, provided, however, (x) all license rights granted to Acutus under this Agreement shall terminate other than license rights pertaining to the FS Product Line, which licenses shall continue only for the FS Product Line, provided, further, that where the BIO Parties (in the reasonable opinion of their legal counsel) are exposed to ongoing liability as a result of any such breach from continuing to provide such license rights to Acutus, the BIO Parties shall have the right to terminate such license rights after discussing the liabilities and related risks with Acutus (and the BIO Parties having determined in their discretion that they still are not comfortable with alternative ways to address these liabilities and risks); and (y) the BIO Parties shall, in their discretion, have the right to elect to cease performing any activity or obligation otherwise required of them under this Agreement or any related agreement (including any supply and manufacturing agreement), and may do so without any liability or further obligation to Acutus or its Affiliates or Sublicensees. The Parties acknowledge and agree that the rights and remedies provided under this Section 13.2 and otherwise in this ARTICLE 13 are not the exclusive rights or remedies available to the Parties, or liquidated damages of any kind, and the Parties may at all times seek any other right or remedy available to them at law or in equity, while remaining faithful to the intent of this Agreement, including this Section 13.2(a)(iii) and the mutual desire of the Parties, expressed herein, to permit the continuation of certain license where practicable to do so.

(b)    Disagreement. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that seeks to dispute that there has been a material breach may contest the allegation in accordance with Section 15.2. The cure period for any allegation made in good faith as to a material breach under this Agreement will, subject to Section 15.2 run from the date that written notice was first provided to the Breaching Party by the Non-Breaching Party; provided, that such cure period shall be stayed in the event that during such cure period, the alleged Breaching Party shall have initiated dispute resolution in good faith in accordance with Section 15.2 with respect to the alleged breach, which stay shall last until finally determined so long as such alleged Breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

(c)    Insolvency. Either Party may terminate this Agreement in its entirety immediately upon written notice to the other Party if an Insolvency Event occurs in relation to the other Party. In any event, when a Party first becomes aware of the likely occurrence of any Insolvency Event that concerns that Party, such Party shall promptly so notify the other Party in sufficient time to give the other Party sufficient notice to enable the other Party to protect its interests under this Agreement.

13.3    Effects of Expiration or Termination.

(a)    Accrued Obligations; Termination Not Sole Remedy. Except as otherwise expressly provided herein, the expiration or termination of this Agreement for any reason shall not release either Party from any liability or obligation that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement prior to such expiration or termination.

(b)    Effects of Expiration or Termination. Upon expiration or termination of this Agreement:

(i)    Except for the license granted to the BIO Parties under the Later Acquired Acutus Technology, which shall survive expiration or termination of this Agreement in accordance with its terms, each of the licenses under Section 2.1 and Section 2.2 in the Territory shall terminate;

(ii)    Acutus shall cease its Development activities with respect to products within the FS Product Line as well as its Commercialization activities with respect to products within the FS Product Line and any External Products used in connection therewith, in each case in the Field in the Territory;

(iii)    Acutus shall cease to represent in any manner that Acutus Commercializes any products within the FS Product Line and any External Products used in connection therewith in the Territory;

(iv)    Prior to the effective date of termination, the Parties shall negotiate in good faith a transition plan that sets forth a strategy, financial consideration, and estimated schedule for transition of the FS Product Line (and External Products used in connection therewith) to the BIO Parties in order to seek to minimize any disruption to the Development or Commercialization of such FS Product Line (and External Products used in connection therewith) as soon as reasonably practicable, including any assignment to the BIO Parties (or their designee), of any and all Regulatory Filings made with, and all Marketing Authorization Approvals obtained from, Regulatory Authorities in the Territory specifically relating to any products within the FS Product Line, in all cases, only to the extent such assignment is legally permissible, and to the extent such assignment is not legally permissible, to take such actions to make available to the BIO Parties (or their designee) the benefits of such Regulatory Filings and Marketing Authorization Approval;

(v)    The Parties shall cooperate in informing the relevant Regulatory Authorities of the cessation of the applicable activities in relation to the FS Product Line and External Products in the Field in the Territory and use of Acutus’ Trademarks;

(vi)    Acutus shall promptly provide to the BIO Parties, at no cost to the BIO Parties for items owned by the BIO Parties and at cost for items owned by Acutus, (A) any and all samples of any products within the FS Product Line and Promotional Materials of any kind, including all literature, documents, and training and educational materials, and (B) all Know-How, materials, and other Development Data specifically relating to any products within the FS Product Line, in each case to the extent owned by the BIO Parties or agreed to be transferred pursuant to Section 13.3(b)(iv); provided, that Acutus shall be entitled to retain copies of such items for legal archival and regulatory purposes;

(vii)    No Milestone achieved with respect to any product(s) within the FS Product Line after the effective date of termination shall give rise to any Milestone Payments by Acutus;

(viii)    In the event of termination by Acutus under Section 13.2, Acutus shall have the right to continue to sell its existing inventory of products within the FS Product Line (including those still in production as of the effective date of such termination) and External Products; provided, that the BIO Parties shall continue to receive payments with respect to such sales in accordance with the ARTICLE 8 hereof. In the event of termination by the BIO Parties under Section 13.2, the BIO Parties shall be permitted to sell any existing inventory of such products within the FS Product Line (including those still in production as of the effective date of such termination) that contain Acutus’ name or Acutus’ Trademarks; and

(ix)    In the event of termination by Acutus under Section 13.2, Sections 2.1(d) and 7.3 shall survive the agreement, but only as to Acutus’ Manufacturing obligations, to permit Acutus to supply the BIO Parties for a period of at least twenty-four (24) months following such termination.

13.4    Rights in Bankruptcy.

(a)    All licenses and Development, Manufacturing, and Commercialization rights granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of § 365(n) of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Code”) and any similar Applicable Law in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101 of the Code. The Parties agree that Acutus, as licensee of such intellectual property under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Code and any similar laws in any other country in the Territory. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the BIO Parties under the Code and any similar Applicable Law in any other country in the Territory, Acutus will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the BIO Parties elect to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon written request therefor by Acutus following the rejection of this Agreement by or on behalf of BIO Parties.

(b)    All rights, powers, and remedies of Acutus provided for in this Section 13.4 are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity (including under the Code and any similar Applicable Law in any other country in the Territory). In the event of the bankruptcy of the BIO Parties, Acutus, in addition to the rights, powers, and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under the Code and any similar laws in any other country in the Territory). The Parties agree that they intend the following rights to extend to the maximum extent permitted by Applicable Law, including for purposes of the Code and any similar Applicable Law in any other country in the Territory: (i) the right of access to any intellectual property (including all embodiments thereof) of BIO Parties or any Third Party with whom the BIO Parties contracts to perform an obligation of the BIO Parties under this Agreement that is necessary for the Development, Manufacture, and/or Commercialization of any product(s) within the FS Product Line in the Territory; (ii) the right to contract directly with any Third Party described in (i) to complete the contracted work; and (iii) the right to cure any breach of or default under any such agreement with a Third Party and set off the costs thereof against amounts payable to the BIO Parties under this Agreement.

13.5    Survival. Notwithstanding anything to the contrary, the following provisions shall survive and continue to apply after expiration or termination of this Agreement in its entirety: Sections 2.2(b), 2.4, 2.5, 8.7, 8.8, 8.11(a), 8.11(b) (solely for the time period for retaining such financial records as specified therein), 8.12, 8.13, 9.1, 10.7, 13.3, 13.4, 13.5 (subject to the limitations as provided herein), and 14.1(b) (if any such Change of Control involving a Competitive Company occurs during the Term); and ARTICLE 11 (until the applicable statute of limitations has expired), ARTICLE 12 (until the date that is ten (10) years after expiration or termination of the Agreement), and ARTICLE 15. The expiration or termination of this Agreement for any reason will not affect any payment obligation under this Agreement with respect to payment amounts that have accrued as of the date of such expiration or termination.

ARTICLE 14

CHANGE OF CONTROL; NON-COMPETITION

14.1    Change of Control.

(a)    Notice. In the event of a Change of Control of either Party (such Party or, if applicable, its successor following a Change of Control, the “Acquired Party”), the Acquired Party shall notify the other Party of such Change of Control in writing no later than five (5) Business Days after the effective date of such Change of Control (a “Change of Control Notice”).

(b)    Change of Control of Acutus by a Competitive Company. In the event of a Change of Control of Acutus involving a Competitive Company, then from and after such Change of Control of Acutus, the following additional terms shall apply with respect to the BIO Parties and any Competitive Company, as follows:

(i)    The Competitive Company shall guarantee, in a separate written agreement with the BIO Parties, in a form and substance reasonably acceptable to the BIO Parties, all of Acutus’ obligations under this Agreement and the Manufacture and Supply Agreement, including in respect of the Manufacture and supply products within the FS Product Line under this Agreement, as set forth in ARTICLE 7 and the Manufacture and Supply Agreement;

(ii)    The effects specified in Section 1.68 and Section 2.1(a) shall come into force and effect immediately upon the first Change of Control of Acutus involving a Competitive Company;

(iii)    Immediately upon the first Change of Control of Acutus involving a Competitive Company, to the extent any of the Milestones set forth in Section 8.3 have not yet occurred or any of their corresponding Milestone Payments have not then yet been paid, all such Milestone Payments become due, payable, and paid immediately by Acutus to the BIO Parties, regardless of the “achievement status” of any Milestone and regardless of any event or circumstance under or in connection with this Agreement or the Manufacture and Supply Agreement; and

(iv)    Upon the first Change of Control of Acutus involving a Competitive Company, to the extent the then aggregate Unit Based Royalty Payments paid to the BIO Parties are less than Twenty-Five Million U.S. Dollars ($25,000,000), the difference between the then aggregate Unit Based Royalty Payments paid to the BIO Parties and Twenty-Five Million U.S. Dollars ($25,000,000), limited to such amount not to exceed five percent (5%) of the aggregate upfront consideration received by Acutus, its Affiliates or the shareholders of Acutus in connection with the Change of Control of Acutus (such amount, the “Agreed Upfront Accelerated Royalty Payment”), shall become due, payable, and paid to the BIO Parties within thirty (30) days after such Change of Control by Acutus, as an accelerated payment of such royalties, regardless of any event or circumstance under or in connection with this Agreement or the Manufacture and Supply Agreement. For example, if Acutus is acquired for an upfront payment of Five Hundred Million U.S. Dollars ($500,000,000), then the maximum Agreed Upfront Accelerated Royalty Payment is Twenty-Five Million U.S. Dollars ($25,000,000), but if instead Acutus is acquired for an upfront payment of Fifty Million U.S. Dollars ($50,000,000), then the maximum Agreed Upfront Accelerated Royalty Payment is Two Million Five Hundred Thousand U.S. Dollars ($2,500,000).

(v)    Following such first Change of Control of Acutus involving a Competitive Company, each time Acutus, its Affiliates or shareholders receive additional consideration (beyond the upfront consideration) in connection with such Change of Control and the then aggregate Unit Based Royalty Payments paid to the BIO Parties are less than Twenty-Five Million U.S. Dollars then Acutus shall pay to the BIO Parties an amount equal to the following, if such amount is greater than zero (each such payment, an “Agreed Contingent Accelerated Royalty Payment”):

(A) the lesser of (x) five percent (5%) of the aggregate consideration received by Acutus, its Affiliates or shareholders of Acutus in connection with such Change of Control, and (y) Twenty-Five Million U.S. Dollars ($25,000,000) less the then aggregate Unit Based Royalty Payments paid to the BIO Parties; minus

(B) the Agreed Upfront Accelerated Royalty Payment plus each prior Agreed Contingent Accelerated Royalty Payment.

(vi)    The Agreed Upfront Accelerated Royalty Payment and each Agreed Contingent Accelerated Royalty Payment shall be credited against any Unit Based Royalty Payments owed by Acutus hereunder and considered as Unit Based Royalty Payments paid (in advance) to the BIO Parties. For avoidance of doubt, no Unit Based Royalty Payment shall be owed until the aggregate additional Unit Based Royalty Payments that would be paid after such Change of Control of Acutus involving a Competitive Company exceed the Agreed Upfront Accelerated Royalty Payment and Agreed Contingent Accelerated Royalty Payment.

14.2    Non-Competition.

(a)    Non-Competition. During the Non-Compete Term, except pursuant to and subject to the provisions of this Agreement, neither Party nor any of their respective Affiliates shall Commercialize any Competing Product in the Territory in the Field; provided, that the foregoing shall not apply to any entity that becomes an Affiliate through an acquisition of or by a merger with a Third Party. If any such Affiliate is Commercializing a Competing Product, then the applicable Party shall promptly notify the other Party together with relevant supporting information setting forth the status and position of the Competing Product in the market, and the following shall apply:

(i) At the request of any of the Parties, the Parties shall discuss the compatibility of the Commercialization plans for the Competing Product with those for the FS Product Line or External Products. Following such discussions, the Parties shall use good faith efforts to agree upon a mutual written agreement (no later than sixty (60) days after the notice given in the preceding sentence of this Section 14.2(a)) regarding incorporating the Competing Product into this Agreement as a FS Catheter (if and to the extent permitted under Applicable Law).

(b)    Acknowledgment. Each Party acknowledges that the restrictions contained in this Section 14.2 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement to the other Party to enter into this Agreement and consummate the transactions contemplated hereby. Each Party acknowledges that any violation of this Section 14.2 may result in irreparable injury to the other Party and agrees that the other Party shall be entitled to seek specific performance of this Section 14.2.

ARTICLE 15

MISCELLANEOUS

15.1    Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of New York, U.S.A, without regard to conflict of laws principles that would result in the application of any laws other than the laws of the State of New York, U.S.A. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.

15.2    Dispute Resolution.

(a)    Unless otherwise set forth in this Agreement, in the event of any dispute arising under this Agreement between the Parties, either Party shall have a right to refer such dispute to the Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section 15.2(a) within thirty (30) days of referring such dispute to the Executive Officers, any such dispute shall be resolved pursuant to Section 15.2(b) and Section 15.2(c).

(b)    In the event of an unresolved dispute arising under this Agreement between the Parties (including any such dispute that is not resolved under Section 15.2(a) within thirty (30) days of such dispute being referred to the Executive Officers), each Party reserves its right to any and all remedies available under Applicable Law or equity with respect to such dispute, provided, that any such dispute shall be resolved in accordance with Section 15.2(c).

(c)    Any unresolved disputes between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, shall be resolved by final and binding arbitration administered by the American Arbitration Association in association with its Commercial Arbitration Rules and subject to this Section 15.2(c). The seat of arbitration will be New York, New York, U.S.A, and the arbitration proceedings will be conducted in the English language. Each Party hereby expressly waives any right to object to such jurisdiction on the basis of venue or forum non-conveniens. Any arbitration shall be conducted by a panel of three (3) arbitrators. One (1) arbitrator shall be selected by the BIO Parties, one (1) arbitrator shall be selected by Acutus and the third (3rd) arbitrator shall be selected by the two (2) arbitrators selected by the Parties. The arbitrators shall have no power to change the provisions of this Agreement nor to make an award of reformation. The award rendered by the arbitrators shall be final and binding upon the Parties hereto, and judgment upon the award rendered may be entered by either Party in any court that has jurisdiction over the Parties or the subject matter of the controversy or claim. The arbitration panel shall prepare and deliver to the Parties a written, reasoned opinion conferring its decision. Each Party will bear its own attorney’s fees, costs and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the administrator and the arbitrators; provided, however, that the arbitrators will be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the administrator and the arbitrators.

15.3    Trial by Jury. THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO A TRIAL BY JURY.

15.4    Entire Agreement; Amendment. This Agreement, including the Schedules and Exhibits hereto, and the Manufacture and Supply Agreement sets forth the complete, final, and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof, including, the Term Sheet by and between Acutus and the BIO Parties dated 2 April 2019 and the Confidentiality Agreement by and between Acutus and the BIO Parties dated March 29, 2019. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as are set forth herein. Notwithstanding the authority granted to the JSC and Subcommittees under this Agreement, no subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.5    Force Majeure. In the event that either Party is prevented from performing its obligations under this Agreement as a result of any contingency beyond its reasonable control (“Force Majeure”). including any actions of Governmental Authorities or agencies, war, terrorism, hostilities between nations, civil commotions, riots, strikes, lockouts, sabotage, shortages in supplies (but only to the extent such shortages are not caused by the nonperforming Party), energy shortages, fire, floods, and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected shall not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance. In the event of Force Majeure, the Party immediately affected thereby shall give prompt written notice to the other Party specifying the Force Majeure event complained of, and shall use Commercially Reasonable Efforts to resume performance of its obligations.

15.6    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by fax or email (with written confirmation of receipt); provided that a copy is immediately sent by an internationally recognized overnight delivery service (receipt requested); or (c) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses, fax numbers, and email addresses set forth below (or to such other addresses, fax numbers and email addresses as a Party may designate by notice):

If to Biotronik:

Biotronik SE & Co. KG

Woermannkehre 1

12359 Berlin

Germany

Attn: [                    ]

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

With a copy (which shall not constitute notice) to:

BIOTRONIK Corporate Services SE

Sieversufer 7-9

12359 Berlin

Germany

Attn: - Corporate Legal -

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

If to VascoMed:

VascoMed GmbH

Hertzallee 1

79589 Binzen

Germany

Attn: - Geschäftsführung -

         [                     ]

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

With a copy (which shall not constitute notice) to:

BIOTRONIK Corporate Services SE

Sieversufer 7-9

12359 Berlin

Germany

Attn: - Corporate Legal -

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

If to Acutus:

Acutus Medical, Inc.

2210 Faraday Ave., Ste 100

Carlsbad, CA 92008

U.S.A.

Attn: [                    ]

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn: [                    ]

Phone: [                    ]

Fax: [                    ]

Email: [                    ]

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner provided herein.

15.7    Assignment. Neither Party may assign its rights and obligations under this Agreement without the other Party’s prior written consent, except that without consent of (but with notice to) the other Party, a Party may assign its rights and obligations under this Agreement or any part hereof (a) to one (1) or more of its Affiliates, (b) to a successor to all or substantially all of its business or assets to which this Agreement relates, whether by merger, sale, operation of law or otherwise, or (c) to any Third Party in connection with any divestiture undertaken to satisfy the requirements of an applicable Governmental Authority, provided that the assigning Party provide prompt written notice to the other Party. Any request for consent to assignment shall not be unreasonably withheld or delayed. Any permitted assignee will assume all obligations of its assignor under this Agreement (or related to the assigned portion in case of a partial assignment). Any attempted assignment in contravention of this Section 15.7 will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

15.8    Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Law, including cooperation with tax filings as applicable. No party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable law.

15.9    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay its own fees and expenses.

15.10    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate. Each Party shall remain primarily liable for any acts or omissions of its Affiliates.

15.11    Further Assurances. The Parties hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge, and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.12    Severability. Should one (1) or more of the provisions of this Agreement become void or unenforceable as a matter of law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect. The Parties will, in addition, use their Commercially Reasonable Efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties, including, as nearly as possible, the same economic benefit to each Party.

15.13    Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between the Parties, or to constitute either Party as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes, unless so required by Applicable Law. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

15.14    No Third Party Beneficiary Rights. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and the Agreement shall not be construed as conferring any rights to any Third Party (including any Third Party beneficiary rights), except in the case of ARTICLE 11, Acutus Indemnitees and BIO Party Indemnitees, as applicable.

15.15    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default of other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.16    No Construction Against the Drafter; Headings. This Agreement has been prepared jointly. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning.

15.17    English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and, in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

15.18    Counterparts. This Agreement may be executed in three (3) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

BIOTRONIK SE & CO. KG		ACUTUS MEDICAL, INC.

By:	/s/ Daniel Buehler	By:
Name:	DR. DANIEL BUEHLER	Name:
Title:	MANAGING DIRECTOR	Title:

By:	/s/ Ralf Lieb
Name:	DR. RALF LIEB
Title:	MANAGING DIRECTOR

VASCOMED GMBH
By:	/s/ Wolfgang Geistert
Name:	DR. WOLFGANG GEISTERT
Title:	MANAGING DIRECTOR

(Signature Page to License and Distribution Agreement)

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

BIOTRONIK SE & CO. KG	ACUTUS MEDICAL, INC.

By:	By:	/s/ Vincent Burgess
Name:	Name:	Vincent Burgess
Title:	Title:	Chief Executive Officer

By:
Name:
Title:

VASCOMED GMBH
By:
Name:
Title:

(Signature Page to License and Distribution Agreement)

Exhibit 1.5

Exhibit 1.16

Exhibit 1.42

Exhibit 1.47

Exhibit 1.49

Exhibit 4.3(a)

Exhibit 4.3(b)

Exhibit 7.1

Exhibit 8.2

Exhibit 8.4